Exhibit 10.10
OFFICE LEASE
between
KWI ASHFORD WESTCHASE BUILDINGS, L.P.,
a Delaware limited partnership
DBA: ASHFORD CROSSING II
By: KWI ASHFORD WESTCHASE GENERAL PARTNER, L.L.C.,
a Delaware Limited Liability Company General Partner
(Landlord)
and
RIGNET INC.
A Texas Corporation
(Tenant)

TABLE OF CONTENTS
OFFICE LEASE

Article	Title	Page
1	Definitions	1

2	Premises	2

3	Term	2

4	Rental	2

5	Security Deposit	5

6	Use of Premises	6

7	Utilities and Services	7

8	Maintenance and Repairs	8

9	Alterations, Additions and Improvements	8

10	Indemnification and Insurance	9

11	Damage or Destruction	11

12	Condemnation	11

13	Relocation	11

14	Assignment and Subletting	12

15	Default and Remedies	13

16	Attorneys’ Fees; Costs of Suits	15

17	Subordination and Attornment	15

18	Quiet Enjoyment	16

19	Rules and Regulations	16

20	Estoppel Certificates	16

21	Entry by Landlord	16

22	Landlord’s Lease Undertakings-Exculpation from Personal Liability; Transfer of Landlord’s Interest	17

23	Holdover Tenancy	17

24	Notices	17

25	Brokers	17

26	Electronic Services	17

27	Landlord’s Contractual Lien and Security Interest	19

28	Miscellaneous	20
EXHIBITS

Exhibit A	Location in the Building — Premises
Exhibit A-l	Location in the Building — Storage Area
Exhibit B	Work Letter Agreement
Exhibit B-l	Schedule of Occupancy
Exhibit C	Rules and Regulations
Exhibit D	Addendum
Exhibit E	Suite Acceptance Agreement

OFFICE LEASE
     THIS OFFICE LEASE (“Lease”), dated June 17, 2003, is made and entered into by and between KWI Ashford Westchase Buildings, L.P., a Texas Limited Partnership dba Ashford Crossing II (“Landlord”) and RigNet Inc, (“Tenant”) upon the following terms and conditions:
ARTICLE I — DEFINITIONS
     Unless the context otherwise specifies or requires, the following terms shall have the meanings specified herein;
     1.01 Building. The term “Building” shall mean that certain office building located at 1880 South Dairy Ashford, Houston. Texas commonly known as Ashford Crossing II together with any related land, improvements, parking facilities, common areas, driveways, sidewalks and landscaping.
     1.02 Premises. The term “Premises” shall mean Suite(s)505 in the Building, as more particularly outlined on the drawing attached hereto as Exhibit A and incorporated herein by reference. As used herein, “Premises” shall not include any storage area in the Building, which shall be leased or rented pursuant to separate agreement.
     1.03 Rentable Area of the Premises. The term “Rentable Area of the Premises” shall mean 3.638 square feet, which Landlord and Tenant have stipulated as the Rentable Area of the Premises. Tenant acknowledges that the Rentable Area of the Premises includes the usable area, without deduction for columns or projections, multiplied by a load factor to reflect a share of certain areas, which may include lobbies, corridors, mechanical, utility, janitorial, boiler and service rooms and closets, restrooms and other public, common and service areas of the Building.
     1.04 Lease Term. The term “Lease Term” shall mean the period between the Commencement Date and the Expiration Date (as such terms are hereinafter defined), unless sooner terminated as otherwise provided in this Lease.
     1.05 Commencement Date. Subject to adjustment as provided in Article 3, the term “Commencement Date” shall mean July 15, 2003 or August 1, 2003 or upon Substantial Completion of the Premises, to be determined after RigNet Inc. has clarified with existing land lord when the current office lease expires. ~~, whichever is later.~~
     1.06 Expiration Date. Subject to adjustment as provided in Article 3, the term “Expiration Date” shall mean forty-one (41) full calendar months after the Commencement Date
     1.07 Base Rent. Base Monthly Rent is payable in lawful money of the United States of America as shown below:

	Annual Rent
Period	Per RSF	Monthly Rent
01 - 02 mos.	$0.00/SF	$0.00
03 - 12 mos.	$14.25/SF	$4,320.13
13 - 24 mos.	$14.75/SF	$4,471.71
25 - 26 mos.	$7.63/SF	$2,313.16
27 - 39 mos.	$15.25/SF	$4,623.29
40 - 41 mos.	$0.00/SF	$0.00
     1.08 Tenant’s Percentage Share. The term “Tenant’s Percentage Share” shall mean 2.21% with respect to increases in Property Taxes and Operating Expenses (as such terms are hereinafter defined). Landlord may reasonably redetermine Tenant’s Percentage Share from time to time to reflect reconfigurations, additions or modifications to the Building.
     1.09 Security Deposit. The term “Security Deposit” shall mean Four Thousand Six Hundred Twenty-Three & 29/100 Dollars ($4,623.29).
     1.10 Tenant’s Permitted Use. The term “Tenant’s Permitted Use” shall mean general office purposes and no other use.
     1.11 Business Hours. The term “Business Hours” shall mean the hours of 7:00 A.M. to 6:00 P.M., Monday through Friday (federal and state holidays excepted). Holidays are defined as the following: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and to the extent of utilities or services provided by union members engaged at the Building, such other holidays observed by such unions.
     1.12 Expense Base Year. The calendar year 2003.

     1.13 Landlord’s Address For Notices. The term “Landlord’s Address for Notices” shall mean with Kennedy-Wilson Properties Ltd., 9700 Richmond Avenue, Suite 124, Houston, Texas 77042, Attn: Property Manager, copies to Kennedy-Wilson Properties Ltd., 9601 Wilshire Boulevard, Beverly Hills, California 90210, Attn: Property Management and KWI Ashford Westchase Buildings, L.P.
     1.14 Tenant’s Address For Notices. The term “Tenant’s Address for Notices” shall mean 1880 South Dairy Ashford. Suite 505. Houston, Texas 77077.
     1.15 Broker. The term “Broker” shall mean Kennedy-Wilson Properties Ltd. for the Landlord and Office Space Advisors for the Tenant.
     1.16 ~~Guarantor. The Term “Guarantor” shall mean~~
1.17 Tenant’s Parking Stalls: The term “Tenant’s Parking Stalls” shall mean that Landlord shall provide up to 3.0 uncovered, unreserved parking spaces per each 1,000 RSF leased. Subject to availability, Tenant will have the right to convert up to three (3) of the uncovered, unreserved parking spaces to covered, reserved. Unreserved parking for the Building is on a first come, first served basis. If a covered space is not denoted as “reserved” and is not being utilized by a third party, Tenant’s employees will be allowed to utilized said parking space until such time as it is designated as “reserved” or is occupied by another third party. There shall not be any parking charges for the Initial Lease Term. Visitor parking is located at the entrance to the building and is provided at no charge.
ARTICLE II — PREMISES
     2.01 Lease of Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon all of the terms, covenants and conditions contained in this Lease. On the Commencement Date described herein, Landlord shall deliver the Premises to Tenant in substantial conformance with the Work Letter Agreement attached hereto as Exhibit B.
     2.02 Acceptance of Premises. Tenant acknowledges that Landlord has not made any representation or warranty with respect to the condition of the Premises or the Building or with respect to the suitability or fitness of either for the conduct of Tenant’s Permitted Use or for any other purpose. Prior to Tenant’s taking possession of the Premises, Landlord or its designee and Tenant will walk the Premises for the purpose of reviewing the condition of the Premises (and the condition of completion and workmanship of any tenant improvements which Landlord is required to construct in the Premises pursuant to this Lease); after such review, Tenant shall execute a Suite Acceptance Letter, in the form of Exhibit E attached hereto, accepting the Premises. Except as is expressly set forth in this Section 2.02 or the Work Letter Agreement attached hereto, if any, or as may be expressly set forth in Suite Acceptance Letter, Tenant agrees to accept the Premises in its “as is” said physical condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements (or to provide any allowance for same).
ARTICLE III — TERM
     3.01 Except as otherwise provided in this Lease, the Lease Term shall be for the period described in Section 1.04 of this Lease, commencing on the Commencement Date described in Section 1.05 of this Lease and ending on the Expiration Date described in Section 1.06 of this Lease; provided, however, that, if, for any reason, Landlord is unable to deliver possession of the Premises on the date described in Section 1.05 of this Lease, Landlord shall not be liable for any damage caused thereby, nor shall the Lease be void or voidable, but, rather, the Lease Term shall commence upon, and the Commencement Date shall be the date that possession of the Premises is so tendered to Tenant (except for Tenant-caused delays which shall not be deemed to delay commencement of the Lease Term), and, unless Landlord elects otherwise, the Expiration Date described in Section 1.06 of this Lease shall be extended by an equal number of days.
ARTICLE IV — RENTAL
     4.01 Definitions. As used herein.
          (A) “Base Year” shall mean the previous calendar year.
          (B) “Property Taxes” shall mean the aggregate amount of all real estate taxes, assessments (whether they be general or special), sewer rents and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord’s gross income or profits, unless the same shall be imposed in lieu of real estate taxes or other ad valorem taxes), which Landlord shall pay or become obligated to pay in connection with the Building, or any part thereof. Property Taxes shall also include all fees and costs, including attorneys’ fees, appraisals and consultants’ fees, incurred by Landlord in seeking to obtain a reassessment, reduction of, or a limit on the increase in, any Property Taxes, regardless of whether any reduction or limitation is obtained. Property Taxes for any calendar year shall be Property Taxes which are due for payment or paid in such year, rather than Property Taxes which are assessed or become a lien during such year. Property Taxes shall include any tax, assessment, levy, imposition or charge imposed upon Landlord and measured by or based in whole or in part upon the Building or the rents or other income from the Building, to the extent that such items would be payable if the Building was the only property of Landlord subject to same and the income received by Landlord from the Building was the only income of Landlord. Property

Taxes shall also include any personal property taxes imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances of Landlord used in connection with the Building.
               (C) “Operating Expenses” shall mean all costs, fees, disbursements and expenses paid or incurred by or on behalf of Landlord in the operation, ownership, maintenance, insurance, management, replacement and repair of the Building (excluding Property Taxes) including without limitation:
     (i) Premiums for property, earthquake, casualty, liability, rent interruption or other types of insurance carried by Landlord.
     (ii) Salaries, wages and other amounts paid or payable for personnel including the Building manager, superintendent, operation and maintenance staff, and other employees of Landlord involved in the maintenance and operation of the Building, including contributions and premiums towards fringe benefits, unemployment, disability and worker’s compensation insurance, pension plan contributions and similar premiums and contributions and the total charges of any independent contractors or property managers engaged in the operation, repair, care, maintenance and cleaning of any portion of the Building.
     (iii) Cleaning expenses, including without limitation janitorial services, window cleaning, and garbage and refuse removal.
     (iv) Landscaping expenses, including without limitation irrigating, trimming, mowing, fertilizing, seeding, and replacing plants.
     (v) Heating, ventilating, air conditioning and steam/utilities expenses, including fuel, gas, electricity, water, sewer, telephone, and other services.
     (vi) Subject to the provisions of Section 4.01(C)(xii) below, the cost of maintaining, operating, repairing and replacing components of equipment or machinery, including without limitation heating, refrigeration, ventilation, electrical, plumbing, mechanical, elevator, escalator, sprinklers, fire/life safety, security and energy management systems, including service contracts, maintenance contracts, supplies and parts.
     (vii) Other items of repair or maintenance of elements of the Building.
     (viii) The costs of policing, security and supervision of the Building.
     (ix) Fair market rental and other costs with respect to the management office for the Building.
     (x) The cost of the rental of any machinery or equipment and the cost of supplies used in the maintenance and operation of the Building.
     (xi) Audit fees and the cost of accounting services incurred in the preparation of statements referred to in this Lease and financial statements, and in the computation of the rents and charges payable by tenants of the Building.
     (xii) Capital expenditures (a) made primarily to reduce Operating Expenses, or to comply with any laws or other governmental requirements, or (b) for replacements (as opposed to additions or new improvements) of non-structural items located in the common areas of the property required to keep such areas in good condition; provided, all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over the shorter of (i) their useful lives, (ii) the period during which the reasonably estimated savings in Operating Expenses equals the expenditures, or (iii) three (3) years.
     (xiii) Legal fees and expenses.
     (xiv) Payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development.
     (xv) A fee for the administration and management of the Building as reasonably determined by Landlord from time to time.
     Notwithstanding anything to the contrary set forth in the Lease, as amended, when calculating Operating Expenses for the Base Year, Operating Expenses shall exclude (a) market-wide labor-rate increases due to extraordinary circumstances including, but not limited to, boycotts and strikes, (b) utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargos or other shortages, and (c) amortization of any capital items including, but not limited to, capital improvements, capital repairs and capital replacements (including such amortized costs where the actual improvement, repair or replacement was made in prior years).
     Operating Expenses shall not include costs of alteration of the premises of tenants of the Building, depreciation charges, interest and principal payments on mortgages, ground rental payments, real estate brokerage and leasing commissions, expenses incurred in enforcing obligations of tenants of the Building, salaries and other compensation of executive officers of the managing agent of the Building senior to the Building manager, costs of any special service provided to any one tenant of the Building but not to tenants of the Building generally, and costs of marketing or advertising the Building.
          (D) If the Building does not have one hundred percent (100%) occupancy during an entire calendar year, including the Base Year, then the variable cost component of “Property Taxes” and “Operating Expenses” shall be equitably adjusted so that the total amount of Property Taxes and Operating Expenses equals the total amount which would have been paid or incurred by Landlord had the Building been one hundred percent (100%) occupied for the entire calendar year. In no event shall Landlord be entitled to receive from Tenant and any other tenants in the Building an aggregate amount in excess of actual Property Taxes and Operating Expenses as a result of the foregoing provision.
     4.02 Base Rent.
          (A) During the Lease Term, Tenant shall pay to Landlord as rental for the Premises the Base Rent described in Section 1.07 above, subject to the following annual adjustments (herein called the “Rent Adjustments”):
          (B) During each calendar year, the Base Rent payable by Tenant to Landlord, shall be increased by (collectively, the “Tax and Operating Expense Adjustment”): (i) Tenant’s Percentage Share of the dollar increase, if any, in Property Taxes for such year over Property Taxes for the Base Year; and (ii) Tenant’s Percentage Share of the dollar increase, if any, in any category of Operating Expenses paid or incurred by Landlord during such year over the respective category of Operating Expenses paid or incurred by Landlord during the Base Year. A decrease in Property Taxes or any category of Operating Expenses below the Base Year amounts shall not decrease the amount of the Base Rent due hereunder or give rise to a credit in favor of Tenant.
     4.03 Adjustment Procedure; Estimates. The Tax and Operating Expense Adjustment specified in Section 4.02(B) shall be determined and paid as follows:
          (A) During each calendar year subsequent to the Base Year, Landlord shall give Tenant written notice of its estimate of any increased amounts payable under Section 4.02(B) for that calendar year. On or before the first day of each calendar month during the calendar year, Tenant shall pay to Landlord one-twelfth (l/12th) of such estimated amounts; provided, however, that, not more often than quarterly, Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.
          (B) Within one hundred twenty (120) days after the close of each calendar year or as soon thereafter as is practicable, Landlord shall deliver to Tenant a statement of that year’s Property Taxes and Operating Expenses, and the actual Tax and Operating Expense Adjustment to be made pursuant to Section 4.02(B) for such calendar year, as determined by Landlord (the “Landlord’s Statement”) and such Landlord’s Statement shall be binding upon Tenant, except as provided in Section 4.04 below. If the amount of the actual Tax and Operating Expense Adjustment is more than the estimated payments for such calendar year made by Tenant, Tenant shall pay the deficiency to Landlord upon receipt of Landlord’s Statement. If the amount of the actual Tax and Operating Expense Adjustment is less than the estimated payments for such calendar year made by Tenant, any excess shall be credited against Rent (as hereinafter defined) next payable by Tenant under this Lease or, if the Lease Term has expired, any excess shall be paid to Tenant. No delay in providing the statement described in this subparagraph (B) shall act as a waiver of Landlord’s right to payment under Section 4.02(B) above.
          (C) If this Lease shall terminate on a day other than the end of a calendar year, the amount of the Tax and Operating Expense Adjustment to be paid pursuant to Section 4.02(B) that is applicable to the calendar year in which such termination occurs shall be prorated on the basis of the number of days from January 1 of the calendar year to the termination date bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 4.03(B) to be performed after such termination.
     4.04 Review of Landlord’s Statement. Provided that Tenant is not then in default beyond any applicable cure period of its obligations to pay Base Rent, additional rent described in Section 4.02(B), or any other payments required to be made by it under this Lease and provided further that Tenant strictly complies with the provisions of this Section 4.04, Tenant shall have the right, once each calendar year, lo reasonably review supporting data for any portion of a Landlord’s Statement (provided, however, Tenant may not have an audit right to all documentation relating to Building operations as this would far exceed the relevant information necessary to properly document a pass-through billing statement, but real estate tax statements, and information on utilities, repairs, maintenance and insurance will be available), in accordance with the following procedure:
          (A) Tenant shall, within ten (10) business days after any such Landlord’s Statement is delivered, deliver a written notice to Landlord specifying the portions of the Landlord’s Statement that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in the Landlord’s Statement. Except as expressly set forth in subsection (C) below, in no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under the Lease (including, without limitation, Tenant’s obligation to make all payments of Base Rent and all payments of Tenant’s Tax and Operating Expense Adjustment) pending the completion of and regardless of the results of any review of records under this Section 4.04. The right of Tenant under this Section 4.04 may only be exercised once for any Landlord’s Statement, and if Tenant fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Tenant under this Section 4.04 for a particular Landlord’s Statement shall be deemed waived.

          (B) Tenant acknowledges that Landlord maintains its records for the Building at Landlord’s manager’s corporate offices presently located at the address set forth in Section 1.12 and Tenant agrees that any review of records under this Section 4.04 shall be at the sole expense of Tenant and shall be conducted by an independent firm of certified public accountants of national standing. Tenant acknowledges and agrees that any records reviewed under this Section 4.04 constitute confidential information of Landlord, which shall not be disclosed to anyone other than the accountants performing the review and the principals of Tenant who receive the results of the review. The disclosure of such information to any other person, whether or not caused by the conduct of Tenant, shall constitute a material breach of this Lease.
          (C) Any errors disclosed by the review shall be promptly corrected by Landlord, provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an independent firm of certified public accountants of national standing. In the event of a disagreement between the two accounting firms, the review that discloses the least amount of deviation from the Landlord’s Statement shall be deemed to be correct. In the event that the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment obligations to pay the estimated Tax and Operating Expense Adjustment. In the event that such results show that Tenant has underpaid its obligations for a preceding period. Tenant shall be liable for Landlord’s actual accounting fees, and the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Tax and Operating Expense Adjustment.
     4.05 Payment. Concurrently with the execution hereof, Tenant shall pay Landlord Base Rent for the first calendar month of the Lease Term. Thereafter the Base Rent described in Section 1.07, as adjusted in accordance with Section 4.02, shall be payable in advance on the first day of each calendar month. If the Commencement Date is other than the first day of a calendar month, the prepaid Base Rent for such partial month shall be prorated in the proportion that the number of days this Lease is in effect during such partial month bears to the total number of days in the calendar month. All Rent, and all other amounts payable to Landlord by Tenant pursuant to the provisions of this Lease, shall be paid to Landlord, without notice, demand, abatement, deduction or offset, in lawful money of the United States at Landlord’s office in the Building or to such other person or at such other place as Landlord may designate from time to time by written notice given to Tenant. All Rent shall be paid to Landlord electronically via wire transfer or other direct deposit method and copies of all such electronic payments shall be provided to the Landlord on a monthly basis. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent due hereunder shall be deemed to be other than a payment on account; nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.
     4.06 Late Charge; Interest. Tenant acknowledges that the late payment of Base Rent or any other amounts payable by Tenant to Landlord hereunder (all of which shall constitute additional rental to the same extent as Base Rent) will cause Landlord to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain. Landlord and Tenant agree that if Landlord does not receive any such payment on or before five (5) days after the date the payment is due, Tenant shall pay to Landlord, as additional rent, (a) a late charge equal to five percent (5%) of the overdue amount to cover such additional administrative costs; and (b) interest on the delinquent amounts at the lesser of the maximum rate permitted by law if any or twelve percent (12%) per annum from the date due to the date paid.
     4.07 Additional Rent. For purposes of this Lease, all amounts payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute Base Rent. Any amounts due Landlord shall sometimes be referred to in this Lease as “Rent”.
     4.08 Additional Taxes. Notwithstanding anything in Section 4.01(B) to the contrary, Tenant shall reimburse Landlord upon demand for any and all taxes payable by or imposed upon Landlord upon or with respect to: any fixtures or personal property located in the Premises; any leasehold improvements made in or to the Premises by or for Tenant; the Rent payable hereunder, including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority; the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises (including without limitation any applicable possessory interest taxes); or this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
ARTICLE V — SECURITY DEPOSIT
     5.01 Upon the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit described in Section 1.09 above. The Security Deposit is made by Tenant to secure the faithful performance of all the terms, covenants and conditions of this Lease to be performed by Tenant. If Tenant shall default with respect to any covenant or provision hereof, Landlord may use, apply or retain all or any portion of the Security Deposit to cure such default or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall immediately upon written demand deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount hereinabove stated. Landlord shall not be required to keep the Security Deposit separate from its general accounts and Tenant shall not be entitled to interest on the Security Deposit. Within thirty (30) days after the expiration of the Lease Term and the vacation of the Premises by Tenant, the Security Deposit, or such part as has not been applied to cure the default, shall be returned to Tenant.

ARTICLE VI — USE OF PREMISES
     6.01 Tenants Permitted Use. Tenant shall use the Premises only for Tenant’s Permitted Use as set forth in Section 1.10 above and shall not use or permit the Premises to be used for any other purpose. Tenant shall, at its sole cost and expense, obtain all governmental licenses and permits required to allow Tenant to conduct Tenant’s Permitted Use. Landlord disclaims any warranty that the Premises are suitable for Tenant’s use and Tenant acknowledges that it has had a full opportunity to make its own determination in this regard.
     6.02 Compliance With Laws and Other Requirements.
          (A) Tenant shall cause the Premises to comply in all material respects with all laws, ordinances, regulations and directives of any governmental authority having jurisdiction including, without limitation, any certificate of occupancy and any law, ordinance, regulation, covenant, condition or restriction affecting the Building or the Premises which in the future may become applicable to the Premises (collectively “Applicable Laws”).
          (B) Tenant shall not use the Premises, or permit the Premises to be used, in any manner which: (a) violates any Applicable Law; (b) causes or is reasonably likely to cause damage to the Building or the Premises; (c) violates a requirement or condition of any fire and extended insurance policy covering the Building and/or the Premises, or increases the cost of such policy; (d) constitutes or is reasonably likely to constitute a nuisance, annoyance or inconvenience to other tenants or occupants of the Building or its equipment, facilities or systems; (e) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone or other communication signals by antennae or other facilities located in the Building; or (f) violates the Rules and Regulations described in Article XIX.
     6.03 Hazardous Materials.
          (A) No Hazardous Materials, as defined herein, shall be Handled, as also defined herein, upon, about, above or beneath the Premises or any portion of the Building by or on behalf of Tenant, its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, agents, or invitees. Any such Hazardous Materials so Handled shall be known as Tenant’s Hazardous Materials. Notwithstanding the foregoing, normal quantities of Tenant’s Hazardous Materials customarily used in the conduct of general administrative and executive office activities (e.g., copier fluids and cleaning supplies) may be Handled at the Premises without Landlord’s prior written consent. Tenant’s Hazardous Materials shall be Handled at all times in compliance with the manufacturer’s instructions therefor and all applicable Environmental Laws, as defined herein.
          (B) Notwithstanding the obligation of Tenant to indemnify Landlord pursuant to this Lease, Tenant shall, at its sole cost and expense, promptly take all actions required by any Regulatory Authority, as defined herein, or necessary for Landlord to make full economic use of the Premises or any portion of the Building, which requirements or necessity arises from the Handling of Tenant’s Hazardous Materials upon, about, above or beneath the Premises or any portion of the Building. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises or any portion of the Building, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work. Tenant shall take all actions necessary to restore the Premises or any portion of the Building to the condition existing prior to the introduction of Tenant’s Hazardous Materials, notwithstanding any less stringent standards or remediation allowable under applicable Environmental Laws. Tenant shall nevertheless obtain Landlord’s written approval prior to undertaking any actions required by this Section, which approval shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on the Premises or any portion of the Building.
          (C) Tenant agrees to execute affidavits, representations, and the like from time to time at Landlord’s request stating Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Premises.
          (D) “Environmental Laws” means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any Regulatory Authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.
          (E) “Hazardous Materials” means: (a) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) containing asbestos; (v) which is radioactive; (vi) which is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined, or become defined by Environmental Laws; or (c) materials which cause a nuisance upon or waste to the Premises or any portion of the Building.
          (F) “Handle,” “handle,” “Handled,” “handled,” “Handling,” or “handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

          (G) “Regulatory Authority” shall mean any federal, state or local governmental agency, commission, board or political subdivision.
ARTICLE VII — UTILITIES AND SERVICES
     7.01 Building Services. As long as Tenant is not in monetary default under this Lease, Landlord agrees to furnish or cause to be furnished to the Premises the following utilities and services, subject to the conditions and standards set forth herein:
          (A) Non-attended automatic elevator service (if the Building has such equipment serving the Premises), in common with Landlord and other tenants and occupants and their agents and invitees.
          (B) During Business Hours, such air conditioning, heating and ventilation as, in Landlord’s reasonable judgment, are required for the comfortable use and occupancy of the Premises. Landlord may make available to Tenant heating, ventilation or air conditioning in excess of that which Landlord shall be required to provide hereunder upon such conditions as shall be determined by Landlord from time to time. Landlord’s fee for any such additional heating, ventilation or air conditioning provided to Tenant, to be set by Landlord from time to time, will be separate from and in addition to the fax and Operating Expenses Adjustment provide in Article IV.
          (C) Water for drinking and rest room purposes.
          (D) Reasonable janitorial and cleaning services, provided that the Premises are used exclusively for office purposes and are kept reasonably in order by Tenant. If the Premises are not used exclusively as offices, Landlord, at Landlord’s sole discretion, may require that the Premises be kept clean and in order by Tenant, at Tenant’s expense, to the satisfaction of Landlord and by persons approved by Landlord; and, in all events. Tenant shall pay to Landlord the cost of removal of Tenant’s refuse and rubbish, to tire extent that the same exceeds the refuse and rubbish attendant to normal office usage.
          (E) At all reasonable tunes, electric current of not less than 3.5 waits per square foot for building standard lighting and fractional horsepower office machines; provided, however, that (i) without Landlord’s consent, Tenant shall not install, or permit the installation, m the Premises of any computers, word processors, electronic data processing equipment or other type of equipment or machines which will increase Tenant’s use of electric current in excess of that which Landlord is obligated to provide hereunder (provided, however, that the foregoing shall not preclude the use of personal computers or similar office equipment); (ii) if Tenant shall require electric current which may disrupt the provision of electrical service to other tenants, Landlord may refuse to grant its consent or may condition its consent upon Tenant’s payment of the cost of installing and providing any additional facilities required to furnish such excess power to the Premises and upon the installation in the Premises of electric current meters to measure the amount of electric current consumed, in which latter event Tenant shall pay for the cost of such meter(s) and the cost of installation, maintenance and repair thereof, as well as for all excess electric current consumed at the rates charged by the applicable local public utility, plus a reasonable amount to cover the additional expenses incurred by Landlord in keeping account of the electric current so consumed; and (iii) if Tenant’s increased electrical requirements will materially affect the temperature level in the Premises or the Building, Landlord’s consent may be conditioned upon Tenant’s requirement to pay such amounts as will be incurred by Landlord to install and operate any machinery or equipment necessary to restore the temperature level to that otherwise required to be provided by Landlord, including but not limited to the cost of modifications to the air conditioning system. Landlord shall not, in any way, be liable or responsible to Tenant for any loss or damage or expense which Tenant may incur or sustain if, for any reasons beyond Landlord’s reasonable control, either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements, Tenant covenants that at all times its use of electric current shall never exceed the capacity of the feeders, risers or electrical installations of the Building. If submetering of electricity in the Building will not be permuted under future laws or regulations, the Rent will then be equitably and periodically adjusted to include an additional payment to Landlord reflecting the cost to Landlord for furnishing electricity to Tenant in the Premises.
     Any amounts which Tenant is required to pay to Landlord pursuant to this Section 7.01 shall be payable upon demand by Landlord and shall constitute additional rent.
     7.02 Interruption of Services. Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services or utilities described in Section 7.01, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or oilier governmental action, or any other cause beyond Landlord’s reasonable control, and, in such event, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant’s obligation to pay Base Rent and additional rent required under this Lease or constitute or be construed as a constructive or other eviction of Tenant. Further, in the event any governmental authority or public utility promulgates or revises any law, ordinance, rule or regulation, or issues mandatory controls or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such law, ordinance, rule, regulation, mandatory control or voluntary guideline and Tenant’s obligations hereunder shall not be affected by any such action of Landlord. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in this Lease. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.
ARTICLE VIII — MAINTENANCE AND REPAIRS
     8.01 Landlord’s Obligations. Except as provided in Sections 8.02 and 8.03 below, Landlord shall maintain the Building in reasonable order and repair throughout the Lease Term; provided, however, that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need for such repairs or maintenance is given to Landlord by Tenant. Except as provided in Article XI, there shall be no abatement of Rent, nor shall there be any liability of Landlord, by reason of any injury or inconvenience to, or interference with, Tenant’s business or operations arising from the making of, or failure to make, any maintenance or repairs in or to any portion of the Building.
     8.02 Tenant’s Obligations. During the Lease Term, Tenant shall, at its sole cost and expense, maintain the Premises in good order and repair (including, without limitation, the carpet, wall-covering, doors, plumbing and other fixtures, equipment, alterations and improvements, whether installed by Landlord or Tenant). Further, Tenant shall be responsible for, and upon demand by Landlord shall promptly reimburse Landlord for, any damage to any portion of the Building or the Premises caused by (a) Tenant’s activities in the Building or the Premises; (b) the performance or existence of any alterations, additions or improvements made by Tenant in or to the Premises; (c) the installation, use, operation or movement of Tenant’s property in or about the Building or the Premises; or (d) any act or omission by Tenant or its officers, partners, employees, agents, contractors or invitees.
     8.03 Landlord’s Rights. Landlord and its contractors shall have the right, at all reasonable times and upon prior oral or telephonic notice to Tenant at the Premises, other than in the case of any emergency in which case no notice shall be required, to enter upon the Premises to make any repairs to the Premises or the Building reasonably required or deemed reasonably necessary by Landlord and to erect such equipment, including scaffolding, as is reasonably necessary to effect such repairs.
ARTICLE IX — ALTERATIONS. ADDITIONS AND IMPROVEMENTS
     9.01 Landlord’s Consent; Conditions. Tenant shall not make or permit to be made any alterations, additions, or improvements in or to the Premises (“Alterations”) without the prior written consent of Landlord, which consent, with respect to non-structural alterations, shall not be unreasonably withheld. Landlord may impose as a condition to making any Alterations such requirements as Landlord in its sole discretion deems necessary or desirable including without limitation: Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to the Alterations; Landlord’s prior written approval of the time or times when the Alterations are to be performed; Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations; employment of union contractors and subcontractors who shall not cause labor disharmony; Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; Tenant’s delivery to Landlord of such bonds and insurance as Landlord shall reasonably require; and Tenant’s payment to Landlord of all costs and expenses incurred by Landlord because of Tenant’s Alterations, including but not limited to costs incurred in reviewing the plans and specifications for, and the progress of, the Alterations. Tenant is required to provide Landlord written notice of whether the Alterations include the Handling of any Hazardous Materials and whether these materials are of a customary and typical nature for industry practices. Upon completion of the Alterations, Tenant shall provide Landlord with copies of as-built plans. Neither the approval by Landlord of plans and specifications relating to any Alterations nor Landlord’s supervision or monitoring of any Alterations shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use or the proper performance of the Alterations.
     9.02 Performance of Alterations Work. All work relating to the Alterations shall be performed in compliance with the plans and specifications approved by Landlord, all applicable laws, ordinances, rules, regulations and directives of all governmental authorities having jurisdiction and the requirements of all carriers of insurance on the Premises and the Building, the Board of Underwriters, Fire Rating Bureau, or similar organization. All work shall be performed in a diligent, first-class manner and so as not to unreasonably interfere with any other tenants or occupants of the Building. All costs incurred by Landlord relating to the Alterations shall be payable to Landlord by Tenant as additional rent upon demand. No asbestos-containing materials shall be used or incorporated in the Alterations. No lead-containing surfacing material, solder, or other construction materials or fixtures where the presence of lead might create a condition of exposure not in compliance with Environmental Laws shall be incorporated in the Alterations.
     9.03 Liens. Tenant shall pay when due all costs for work performed and materials supplied to the Premises. Tenant shall keep Landlord, the Premises and the Building free from all liens, stop notices and violation notices relating to the Alterations or any other work performed for, materials furnished to or obligations incurred by or for Tenant and Tenant shall protect, indemnify, hold harmless and defend Landlord, the Premises and the Building of and from any and all loss, cost, damage, liability and expense, including attorneys’ fees, arising out of or related to any such liens or notices. During the progress of such work, Tenant shall, upon Landlord’s request, furnish Landlord with sworn contractor’s statements and lien waivers covering all work theretofore performed. Tenant shall satisfy or otherwise discharge all liens, stop notices or other claims or encumbrances within ten (10) days after Landlord notifies Tenant in writing that any such lien, stop notice, claim or encumbrance has been filed. If Tenant fails to pay and remove such lien, claim or encumbrance within such ten (10) days, Landlord, at its election, may pay and satisfy the same and in such event the amounts owed Landlord by Tenant shall be deemed to be additional rent due and payable by Tenant at once without notice or demand.
     9.04 Lease Termination. Except as provided in this Section 9.04, upon expiration or earlier termination of this Lease Tenant shall surrender the Premises to Landlord in the same condition as existed on the date Tenant first occupied the Premises, (whether pursuant to this Lease or an earlier lease), subject to reasonable wear and tear. All Alterations shall become a part of the Premises and shall become the property of Landlord upon the expiration or earlier termination of this Lease, unless Landlord shall, by written notice given to Tenant, require Tenant to remove some or all of Tenant’s Alterations, in which event Tenant shall promptly remove the designated Alterations and shall promptly repair any resulting damage, all at Tenant’s sole expense. All business and trade fixtures, machinery and equipment, furniture, movable partitions and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant; upon the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, remove all such items and repair any damage to the Premises or the Building caused by such removal. If Tenant fails to remove any such items or repair such damage promptly after the expiration or earlier termination of the Lease, Landlord may, but need not, do so with no liability to Tenant, and Tenant shall pay Landlord the cost thereof upon demand. Notwithstanding the foregoing to the contrary, in the event that Landlord gives its consent, pursuant to the provisions of Section 9.01 of this Lease, to allow Tenant to make an Alteration in the Premises, Landlord agrees, upon Tenant’s written request, to notify Tenant in writing at the time of the giving of such consent whether Landlord will require Tenant, at Tenant’s cost, to remove such Alteration at the end of the Lease Term.
ARTICLE X — INDEMNIFICATION AND INSURANCE
     10.01 Indemnification.
          (A) Tenant agrees to protect, indemnify, hold harmless and defend Landlord and any Mortgagee, as defined herein, and each of their respective partners, directors, officers, agents and employees, successors and assigns, from and against:
     (i) any and all loss, cost, damage, liability or expense as incurred (including but not limited to reasonable attorneys’ fees and legal costs) arising out of or related to any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury, including death, or property damage sustained by such person or persons which arises out of, is occasioned by, or is in any way attributable to the use or occupancy of the Premises or any portion of the Building by Tenant or the acts or omission of Tenant or its agents, employees, contractors, clients, invitees or subtenants. Such loss or damage shall include, but not be limited to, any injury or damages to, or death of, Landlord’s employees or agents or damage to the Premises or any portion of the Building.
     (ii) any and all environmental damages which arise from: (i) the handling of any tenant’s Hazardous Materials, as defined in Section 6.03 or (ii) the breach of any of the provisions of this Lease. For the purpose of this Lease, “environmental damages” shall mean (a) all claims, judgments, damages, penalties, fines, costs, liabilities, and losses (including without limitation, diminution in the value of the Premises or any portion of the Building, damages for the loss of or restriction on use of rentable or usable space or of any amenity of the Premises or any portion of the Building, and from any adverse impact on Landlord’s marketing of space); (b) all reasonable sums paid for settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees; and (c) all costs incurred by Landlord in connection with investigation or remediation relating to the handling of Tenant’s hazardous materials, whether or not required by environmental laws, necessary for Landlord to make full economic use of the Premises or any portion of the Building, or otherwise required under this Lease. To the extent that Landlord is held strictly liable by a court or other governmental agency of competent jurisdiction under any environmental laws, Tenant’s obligation to Landlord and the other indemnities under the foregoing indemnification shall likewise be without regard to fault on Tenant’s part with respect to the violation of any environmental law which results in liability to the indemnitee. Tenant’s obligations and liabilities pursuant to this Section 10.01 shall survive the expiration or earlier termination of this Lease.
WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO LANDLORD AND MORTGAGEE WITH RESPECT TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF, OR ARE CLAIMED TO BE CAUSED BY OR ARISE OUT OF, THE NEGLIGENCE (WHETHER SOLE, COMPARATIVE OR CONTRIBUTORY) OR STRICT LIABILITY OF LANDLORD. HOWEVER, SUCH INDEMNITIES SHALL NOT APPLY TO LANDLORD TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, ITS AGENTS AND EMPLOYEES.
          (B) Landlord agrees to protect, indemnify, hold harmless and defend Tenant from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, with respect to any claim of damage or injury to persons or property at the Premises, caused by the gross negligence of Landlord or its authorized agents or employees.
          (C) Notwithstanding anything to the contrary contained herein, nothing shall be interpreted or used to in any way affect, limit, reduce or abrogate any insurance coverage provided by any insurers to either Tenant or Landlord.

          (D) Notwithstanding anything to the contrary contained in this Lease, nothing herein shall be construed to infer or imply that Tenant is a partner, joint venturer, agent, employee, or otherwise acting by or at the direction of Landlord.
     10.02 Property Insurance.
          (A,) At all times during the Lease Term, Tenant shall procure and maintain, at its sole expense, “all-risk” property insurance, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting of pipes, explosion, in an amount not less than one hundred percent (100%) of the replacement cost covering (a) all Alterations made by or for Tenant in the Premises; and (b) Tenant’s trade fixtures, equipment and other personal property from time to time situated in the Premises. The proceeds of such insurance shall be used for the repair or replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements shall be paid to Landlord and the proceeds applicable to Tenant’s personal property shall be paid to Tenant.
          (B) At all times during the Lease Term, Tenant shall procure and maintain business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 10.02(A).
          (C) Landlord shall, at all times during the Lease Term, procure and maintain “all-risk” property insurance in the amount nor less than ninety percent (90%) of the insurable replacement cost covering the Building in which the Premises are located and such other insurance as may be required by a Mortgagee or otherwise desired by Landlord.
     10.03 Liability Insurance.
          (A) At all times during the Lease Term, Tenant shall procure and maintain, at its sole expense, commercial general liability insurance applying to the use and occupancy of the Premises and the business operated by Tenant. Such insurance shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) per occurrence and a general aggregate limit of at least Two Million Dollars ($2,000,000). All such policies shall be written to apply to all bodily injury, property damage, personal injury losses and shall be endorsed to include Landlord and its agents, beneficiaries, partners, employees, and any deed of trust holder or mortgagee of Landlord or any ground lessor as additional insureds. Such liability insurance shall be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to the additional insureds.
          (B) Prior to the sale, storage, use or giving away of alcoholic beverages on or from the Premises by Tenant or another person, Tenant, at its own expense, shall obtain a policy or policies of insurance issued by a responsible insurance company and in a form acceptable to Landlord saving harmless and protecting Landlord and the Premises against any and all damages, claims, liens, judgments, expenses and costs, including actual attorneys’ fees, arising under any present or future law, statute, or ordinance of the State of Texas or other governmental authority having jurisdiction of the Premises, by reason of any storage, sale, use or giving away of alcoholic beverages on or from the Premises. Such policy or policies of insurance shall have a minimum combined single limit of One Million ($1,000,000) per occurrence and shall apply to bodily injury, fatal or nonfatal; injury to means of support; and injury to property of any person. Such policy or policies of insurance shall name Landlord and its agents, beneficiaries, partners, employees and any mortgagee of Landlord or any ground lessor of Landlord as additional insureds.
          (C) Landlord shall, at all times during the Lease Term, procure and maintain commercial general liability insurance for the Building in which the Premises are located. Such insurance shall have minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) per occurrence, and a general aggregate limit of at least Two Million Dollars ($2,000,000).
     10.04 Workers’ Compensation Insurance. At all times during the Lease Term, Tenant shall procure and maintain Workers’ Compensation Insurance in accordance with the laws of the State of Texas, and Employer’s Liability insurance with a limit not less than One Million Dollars ($1,000,000) Bodily Injury Each Accident; One Million Dollars ($1,000,000) Bodily Injury By Disease — Each Person; and One Million Dollars ($1,000,000) Bodily Injury to Disease — Policy Limit.
     10.05 Policy Requirements. All insurance required to be maintained by Tenant shall be issued by insurance companies authorized to do insurance business in the State of Texas and rated not less than A-VIII in Best’s Insurance Guide. A certificate of insurance (or, at Landlord’s option, copies of the applicable policies) evidencing the insurance required under this Article X shall be delivered to Landlord not less than thirty (30) days prior to the Commencement Date. No such policy shall be subject to cancellation or modification without thirty (30) days prior written notice to Landlord and to any deed of trust holder, mortgagee or ground lessor designated by Landlord to Tenant. Tenant shall furnish Landlord with a replacement certificate with respect to any insurance not less than thirty (30) days prior to the expiration of the current policy. Tenant shall have the right to provide the insurance required by this Article X pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Premises and Landlord as required by this Lease.
     10.06 Waiver of Subrogation. Each party hereby waives any right of recovery against the other for injury or loss due to hazards covered by insurance or required to be covered, to the extent of the injury or loss covered thereby. Any policy of insurance to be provided by Tenant or Landlord pursuant to this Article X shall contain a clause denying the applicable insurer any right of subrogation against the other party.
     10.07 Failure to Insure. If Tenant fails to maintain any insurance which Tenant is required to maintain pursuant to this Article X, Tenant shall be liable to Landlord for any loss or cost resulting from such failure to maintain. Tenant may not self-insure against any risks required to be covered by insurance without Landlord’s prior written, consent.
ARTICLE XI — DAMAGE OR DESTRUCTION
     11.01 Total Destruction. Except as provided in Section 11.03 below, this Lease shall automatically terminate if the Building is totally destroyed.
     11.02 Partial Destruction of Premises. If the Premises are damaged by any casualty and, in Landlord’s opinion, the Premises (exclusive of any Alterations made to the Premises by Tenant) can be restored to its pre-existing condition within two hundred seventy (270) days after the date of the damage or destruction, Landlord shall, upon written notice from Tenant to Landlord of such damage, except as provided in Section 11.03, promptly and with due diligence repair any damage to the Premises (exclusive of any Alterations to the Premises made by Tenant, which shall be promptly repaired by Tenant at its sole expense) and, until such repairs are completed, the Rent shall be abated from the date of damage or destruction in the same proportion that the rentable area of the portion of the Premises which is unusable by Tenant in the conduct of its business bears to the total rentable area of the Premises. If such repairs cannot, in Landlord’s opinion, be made within said two hundred seventy (270) day period, then Landlord may, at its option, exercisable by written notice given to Tenant within thirty (30) days after the date of the damage or destruction, elect to make the repairs within a reasonable time after the damage or destruction, in which event this Lease shall remain in full force and effect but the Rent shall be abated as provided in the preceding sentence, if Landlord does not so elect to make the repairs, then either Landlord or Tenant shall have the right, by written notice given to the other within sixty (60) days after the date of the damage or destruction, to terminate this Lease as of the date of the damage or destruction.
     11.03 Exceptions to Landlord’s Obligations. Notwithstanding anything to the contrary contained in this Article XI, Landlord shall have no obligation to repair the Premises if either: (a) the Building in which the Premises are located is so damaged as to require repairs to the Building exceeding twenty percent (20%) of the full insurable value of the Building; or (b) Landlord elects to demolish the Building in which the Premises are located; or (c) the damage or destruction occurs less than two (2) years prior to the Termination Date, exclusive of option periods. Further, Tenant’s Rent shall not be abated if either (i) the damage or destruction is repaired within five (5) business days after Landlord receives written notice from Tenant of the casualty, or (ii) Tenant, or any officers, partners, employees, agents or invitees of Tenant, or any assignee or subtenant of Tenant, is, in whole or in part, responsible for the damage or destruction.
     11.04 Waiver. To the extent permitted by applicable law, the provisions contained in this Lease shall supersede any contrary laws (whether statutory, common law or otherwise) now or hereafter in effect relating to damage, destruction, self-help or termination.
ARTICLE XII — CONDEMNATION
     12.01 Taking. If the entire Premises or so much of the Premises as to render the balance unusable by Tenant shall be taken by condemnation, sale in lieu of condemnation or in any other manner for any public or quasi-public purpose (collectively “Condemnation”), and if Landlord, at its option, is unable or unwilling to provide substitute premises containing at least as much rentable area as described in Section 1.02 above, then this Lease shall terminate on the date that title or possession to the Premises is taken by the condemning authority, whichever is earlier.
     12.02 Award. In the event of any Condemnation, the entire award for such taking shall belong to Landlord. Tenant shall have no claim against Landlord or the award for the value of any unexpired term of this Lease or otherwise. Tenant shall be entitled to independently pursue a separate award in a separate proceeding for Tenant’s relocation costs directly associated with the taking, provided such separate award does not diminish Landlord’s award.
     12.03 Temporary Taking. No temporary taking of the Premises shall terminate this Lease or entitle Tenant to any abatement of the Rent payable to Landlord under this Lease; provided, further, that any award for such temporary taking shall belong to Tenant to the extent that the award applies to any time period during the Lease Term and to Landlord to the extent that the award applies to any time period outside the Lease Term.
ARTICLE XIII — RELOCATION
     13.01 Relocation. Landlord shall have the right, at its option upon not less than thirty (30) days prior written notice to Tenant, to relocate Tenant and to substitute for the Premises described above other space in the Building containing at least as much rentable area as the Premises described in Section 1.02 above. If Tenant is already in occupancy of the Premises, then Landlord shall approve in advance the relocation expenses for purposes of reimbursement for Tenant’s reasonable moving and telephone relocation expenses and for reasonable quantities of new stationery upon submission to Landlord of receipts for such expenditures incurred by Tenant.
ARTICLE XIV — ASSIGNMENT AND SUBLETTING
     14.01 Restriction. Without the prior written consent of Landlord, Tenant shall not, either voluntarily or by operation of law, assign, encumber, or otherwise transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees (any such assignment, encumbrance, subletting, occupation or transfer is hereinafter referred to as a “Transfer”). For purposes of this Lease, the term “‘Transfer” shall also include (a) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners, or a transfer of a majority of partnership interests, within a twelve month period, or the dissolution of the partnership, (b) if Tenant is a closely held corporation (i.e. whose stock is not publicly held and not traded through an exchange or over the counter) or a limited liability company, the dissolution, merger, consolidation, division, liquidation or other reorganization of Tenant, or within a twelve month period: (i) the sale or other transfer of more than an aggregate of 50% of the voting securities of Tenant (other than to immediate family members by reason of gift or death) or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of Tenant’s net assets, and (c) any change by Tenant in the form of its legal organization under applicable state law (such as, for example, a change from a general partnership to a limited partnership or from a corporation to a limited liability company). An assignment, subletting or other action in violation of the foregoing shall be void and, at Landlord’s option, shall constitute a material breach of this Lease. Notwithstanding anything contained in this Article XIV to the contrary, Tenant shall have the right to assign the Lease or sublease the Premises, or any part thereof, to an “Affiliate” without the prior written consent of Landlord, but upon at least twenty (20) days’ prior written notice to Landlord, provided that said Affiliate is not in default under any other lease for space in a property that is managed by Kennedy-Wilson Properties Ltd. or any of its affiliates. For purposes of this provision, the term “Affiliate” shall mean any corporation or other entity controlling, controlled by, or under common control with (directly or indirectly) Tenant, including, without limitation, any parent corporation controlling Tenant or any subsidiary that Tenant controls. The term “control,” as used herein, shall mean the power to direct or cause the direction of the management and policies of the controlled entity through the ownership of more than fifty percent (50%) of the voting securities in such controlled entity. Notwithstanding anything contained in this Article XIV to the contrary, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.
     14.02 Notice to Landlord. If Tenant desires to assign this Lease or any interest herein, or to sublet all or any part of the Premises, then at least thirty (30) days but not more than one hundred eighty (180) days prior to the effective date of the proposed assignment or subletting, Tenant shall submit to Landlord in connection with Tenant’s request for Landlord’s consent:
          (A) A statement containing (i) the name and address of the proposed assignee or subtenant; (ii) such financial information with respect to the proposed assignee or subtenant as Landlord shall reasonably require; (iii) the type of use proposed for the Premises; and (iv) all of the principal terms of the proposed assignment or subletting; and
          (B) Four (4) originals of the assignment or sublease on a form approved by Landlord and four (4) originals of the Landlord’s Consent to Sublease or Assignment and Assumption of Lease and Consent.
     14.03 Landlord’s Recapture Rights. At any time within twenty (20) business days after Landlord’s receipt of all (but not less than all) of the information and documents described in Section 14.02 above, Landlord may, at its option by written notice to Tenant, elect to: (a) sublease the Premises or the portion thereof proposed to be sublet by Tenant upon the same terms as those offered to the proposed subtenant; (b) take an assignment of the Lease upon the same terms as those offered to the proposed assignee; or (c) terminate the Lease in its entirety or as to the portion of the Premises proposed to be assigned or sublet, with a proportionate adjustment in the Rent payable hereunder if the Lease is terminated as to less than all of the Premises. If Landlord does not exercise any of the options described in the preceding sentence, then, during the above-described twenty (20) business day period, Landlord shall either consent or deny its consent to the proposed assignment or subletting.
     14.04 Landlord’s Consent; Standards. Landlord’s consent to a proposed assignment or subletting shall not be unreasonably withheld; but, in addition to any other grounds for denial, Landlord’s consent shall be deemed reasonably withheld if, in Landlord’s good faith judgment: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under this Lease or any proposed sublease; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by other tenants in the Building; (iii) the proposed assignee or subtenant intends to use any part of the Premises for a purpose not permitted under this Lease; (iv) either the proposed assignee or subtenant, or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant occupies space in the Building, or is negotiating with Landlord to lease space in the Building; (v) the proposed assignee or subtenant is disreputable; or (vi) the use of the Premises or the Building by the proposed assignee or subtenant would, in Landlord’s reasonable judgment, impact the Building in a negative manner including but not limited to significantly increasing the pedestrian traffic in and out of the Building or requiring any alterations to the Building to comply with applicable laws; (vii) the subject space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes; (viii) the transferee is a government (or agency or instrumentality thereof) or (ix) Tenant has failed to cure a default at the time Tenant requests consent tot the proposed Transfer.
     14.05 Additional Rent. If Landlord consents to any such assignment or subletting, two-thirds (2/3) of the amount by which all sums or other economic consideration received by Tenant in connection with such assignment or subletting, whether denominated as rental or otherwise, exceeds, in the aggregate, the total sum which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to less than all of the Premises under a sublease) shall be paid to Landlord promptly after receipt as additional Rent under the Lease without affecting or reducing any other obligation of Tenant hereunder.
     14.06 Landlord’s Costs. If Tenant shall Transfer this Lease or all or any part of the Premises or shall request the consent of Landlord to any Transfer, Tenant shall pay to Landlord as additional rent Landlord’s costs related thereto, including Landlord’s reasonable attorneys’ fees and a minimum fee to Landlord of Five Hundred Dollars ($500.00).
     14.07 Continuing Liability of Tenant. Notwithstanding any Transfer, including an assignment or sublease to an Affiliate, Tenant shall remain as fully and primarily liable for the payment of Rent and for the performance of all other obligations of Tenant contained in this Lease to the same extent as if the Transfer had not occurred; provided, however, that any act or omission of any transferee, other than Landlord, that violates the terms of this Lease shall be deemed a violation of this Lease by Tenant.
     14.08 Non-Waiver. The consent by Landlord to any Transfer shall not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Article XIV, to any further Transfer, In the event of an assignment or subletting, Landlord may collect rent from the assignee or the subtenant without waiving any rights hereunder and collection of the rent from a person other than Tenant shall not be deemed a waiver of any of Landlord’s rights under this Article XIV, an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease, If Tenant shall default under this Lease and fail to cure within the time permitted, Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.
ARTICLE XV — DEFAULT AND REMEDIES
     15.01 Events of Default By Tenant. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:
          (A) The failure by Tenant to pay Base Rent or make any other payment required to be made by Tenant hereunder as and when due.
          (B) The abandonment of the Premises by Tenant or the vacation of the Premises by Tenant for fourteen (14) consecutive days (with or without the payment of Rent).
          (C) The making by Tenant of any assignment of this Lease or any sublease of all or part of the Premises, except as expressly permitted under Article XIV of this Lease.
          (D) The failure by Tenant to observe or perform any other provision of this Lease to be observed or performed by Tenant, other than those described in Sections 15.01(A), 15.01(B) or 15.01(C) above, if such failure continues for ten (10) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that it cannot be cured within the ten (10) day period, no default shall exist if Tenant commences the curing of the default within the ten (10) day period and thereafter diligently prosecutes the same to completion.
          (E) The making by Tenant or its Guarantor of any general assignment for the benefit of creditors, the filing by or against Tenant or its Guarantor of a petition under any federal or slate bankruptcy or insolvency laws (unless, in the case of a petition filed against Tenant or its Guarantor the same is dismissed within thirty (30) days after filing); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets at the Premises or Tenant’s interest in this Lease or the Premises, when possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease or the Premises, if such seizure is not discharged within thirty (30) days.
          (F) Any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any Guarantor in connection with negotiating or entering into this Lease or in connection with any Transfer under Section 14.01.
     15.02 Landlord’s Right to Terminate Upon Tenant Default. In the event of any default by Tenant as provided in Section 15.01 above, Landlord shall have the right to terminate this Lease and recover possession of the Premises by giving written notice to Tenant of Landlord’s election to terminate this Lease, in which event Landlord shall be entitled to receive from Tenant:
          (A) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

          (B) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus
          (C) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus
          (D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
          (E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
     As used in subparagraphs (A) and (B) above, “worth at the time of award” shall be computed by allowing interest on such amounts at the then highest lawful rate of interest, but in no event to exceed one percent (1%) per annum plus the rate established by the Federal Reserve Bank of San Francisco on advances made to member banks under Sections of the Federal Reserve Act (“discount rate”) prevailing at the time of the award. As used in paragraph (C) above, “worth at the time of award” shall be computed by discounting such amount by (i) the discount rate of the Federal Reserve Bank of San Francisco prevailing at the time of award plus (ii) one percent (1%).
     15.03 Mitigation of Damages. If Landlord terminates this Lease or Tenant’s right to possession of the premises, Landlord shall have no obligation to mitigate Landlord’s damages except to the extent required by applicable laws. If Landlord is required to mitigate damages as provided herein: (i) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building; (ii) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any other portions of the Building or other projects owned by Landlord or its affiliates in the same geographic area, before reletting all or any portion of the Premises, and (ii) any failure to mitigate as described herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder by the reasonable rental value of the Premises during such period. In recognition that the value of the Building depends on the rental rates and terms of leases therein. Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space at the Building at the time in question, or at Landlord’s option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages.
     15.04 Landlord’s Right To Continue Lease Upon Tenant Default. In the event of a default of this Lease and abandonment of the Premises by Tenant, if Landlord does not elect to terminate this Lease as provided in Section 15.02 above, Landlord may from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease. In the event Landlord re-lets the Premises, to the fullest extend permitted by law, the proceeds of any reletting shall be applied first to pay to Landlord all costs and expenses of such reletting (including without limitation, costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, including expenses for redecoration, alterations and other costs in connection with preparing the Premises for the new tenant, and if Landlord shall maintain and operate the performance by a receiver to protect the Premises and Landlord’s interest under this Lease and any necessary or reasonable alterations; second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder; third, in the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable, and Tenant shall not be entitled to receive any portion of such revenue.
     15.05 Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, Landlord may, but shall not be obligated to, make any payment or perform any such other act on Tenant’s part to be made or performed, without waiving or releasing Tenant of its obligations under this Lease. Any sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the lesser of the maximum rate permitted by law if any or twelve percent (12%) per annum from the date of such payment, shall be payable to Landlord as additional rent on demand and Landlord shall have the same rights and remedies in the event of nonpayment as in the case of default by Tenant in the payment of Rent.
     15.06 Default Under Other Leases. If the term of any lease, other than this Lease, heretofore or hereafter made by Tenant for any office space in the Building shall be terminated or terminable after the making of this Lease because of any default by Tenant under such other lease, such fact shall empower Landlord, at Landlord’s sole option, to terminate this Lease by notice to Tenant or to exercise any of the rights or remedies set forth in Section 15.02.
     15.07 Non-Waiver. Nothing in this Article shall be deemed to affect Landlord’s rights to indemnification for liability or liabilities arising prior to termination of this Lease or Tenant’s right to possession of the Premises for personal injury or property damages under the indemnification clause or clauses contained in this Lease. No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in the Lease provided. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.
     15.08 Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of the Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to winch it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of the Lease. In addition to the other remedies provided in the Lease, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of the Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.
     15.09 Default by Landlord. Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease only if such failure shall continue for a period of thirty (30) days (or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure) after Landlord receives written notice from Tenant specifying the default. The notice shall give in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligation(s). If Landlord shall default in the performance of any of its obligations under this Lease (alter notice and opportunity to cure as provided herein), Tenant may pursue any remedies available to it under the law and this Lease, except that, in no event, shall Landlord be liable for punitive damages, lost profits, business interruption, speculative, consequential or other such damages. In recognition that Landlord must receive timely payments of Rent and operate the Building, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent.
ARTICLE XVI — ATTORNEYS’ FEES: COSTS OF SUIT
     16.01 Attorneys Fees. If either Landlord or Tenant shall commence any action or other proceeding against the other arising out of, or relating to, this Lease or the Premises, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its actual attorneys’ fees irrespective of whether or not the action or other proceeding is prosecuted to judgment and irrespective of any court schedule of reasonable attorneys’ fees. In addition, Tenant shall reimburse Landlord, upon demand, for all reasonable attorneys’ fees incurred in collecting Rent, resolving any actual default by Tenant, securing indemnification as provided in Article X and paragraphs, 16.02, 23.01 and 25.01 herein or otherwise seeking enforcement against Tenant, its sublessees and assigns, of Tenant’s obligations under this Lease.
     16.02 Indemnification. Should Landlord be made a party to any litigation instituted by Tenant against a party other than Landlord, or by a third party against Tenant, Tenant shall indemnify, hold harmless and defend Landlord from any and all loss, cost, liability, damage or expense incurred by Landlord, including attorneys’ fees, in connection with the litigation.
ARTICLE XVII — SUBORDINATION AND ATTORNMENT
     17.01 Subordination. This Lease, and the rights of Tenant hereunder, are and shall be subject and subordinate to the interest of (i) all present and future ground leases and master leases of all or any part of the Building; (ii) present and future mortgages and deeds of trust encumbering all or any part of the Building; (iii) all past and future advances made under any such mortgages or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust; provided, however, that any lessor under any such ground lease or master lease or any mortgagee or beneficiary under any such mortgage or deed of trust ( any such lessor, mortgagee or beneficiary is hereinafter referred to as a “Mortgagee”) shall have the right to elect, by written notice given to Tenant, to have this Lease made superior in whole or in part to any such ground lease, master lease, mortgage or deed of trust (or subject and subordinate to such ground lease, master lease, mortgage or deed of trust but superior to any junior mortgage or junior deed of trust). Upon demand, Tenant shall execute, acknowledge and deliver any instruments reasonably requested by Landlord or any such Mortgagee to effect the purposes of this Section 17.01. Such instruments may contain, among other things, provisions to the effect that such Mortgagee (hereafter, for the purposes of this Section 17.01, a “Successor Landlord”) shall (i) not be liable for any act or omission of Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease; (ii) not be subject to any offsets or defenses which Tenant might have been able to assert against Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease; (iii) not be liable for the return of any security deposit under the Lease unless the same shall have actually been deposited with such Successor Landlord; (iv) be entitled to receive notice of any Landlord default under this Lease plus a reasonable opportunity to cure such default prior to Tenant having any right or ability to terminate this Lease as a result of such Landlord default; (v) not be bound by any rent or additional rent which Tenant might have paid for more than the current month to Landlord; (vi) not be bound by any amendment or modification of the Lease or any cancellation or surrender of the same made without Successor Landlord’s prior written consent; (vii) not be bound by any obligation to make any payment to Tenant which was required to be made prior to the time such Successor Landlord succeeded to Landlord’s interest and (viii) not be bound by any obligation under the Lease to perform any work or to make any improvements to the demised Premises. Any obligations of any Successor Landlord under its respective lease shall be non-recourse as to any assets of such Successor Landlord other than its interest in the Premises and improvements.
     17.02 Attornment. If the interests of Landlord under the Lease shall be transferred to any superior Mortgagee or other purchaser or person taking title to the Building by reason of the termination of any superior lease or the foreclosure of any superior mortgage or deed of trust, Tenant shall be bound to such Successor Landlord under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if Successor Landlord were the landlord under the Lease, and Tenant shall attorn to and recognize as Tenant’s landlord under this Lease such Successor Landlord, as its landlord, said adornment to be effective and self-operative without the execution of any further instruments upon Successor Landlord’s succeeding to the interest of Landlord under the Lease. Tenant shall, upon demand, execute any documents reasonably requested by any such person to evidence the attornment described in this Section 17.02. Concurrently, upon written request from Tenant, and provided Tenant is not in default under this Lease, Landlord agrees to use diligent, commercially reasonable efforts to obtain a Non-Disturbance Agreement from the Successor Landlord. Such Non-Disturbance Agreement may be embodied in the Mortgagee’s customary form of Subordination and Non-Disturbance Agreement. If, after exerting diligent, commercially reasonable efforts, Landlord is unable to obtain a Non-Disturbance Agreement from any such Mortgagee, Landlord shall have no further obligation to Tenant with respect thereto.
     17.03 Mortgagee Protection. Tenant agrees to give any Mortgagee, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagee (hereafter the “Notified Party”). Tenant further agrees that if Landlord shall have failed to cure such default within twenty (20) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such twenty (20) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Notified Party shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if the Notified Party has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default). Until the time allowed, as aforesaid, for the Notified Party to cure such default has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of Landlord’s default.
ARTICLE XVIII — QUIET ENJOYMENT
     18.01 Provided that Tenant performs all of its obligations hereunder, Tenant shall have and peaceably enjoy the Premises during the Lease Term free of claims by or through Landlord, subject to all of the terms and conditions contained in this Lease.
ARTICLE XIX — RULES AND REGULATIONS
     19.01 The Rules and Regulations attached hereto as Exhibit C are hereby incorporated by reference herein and made a part hereof. Tenant shall abide by, and faithfully observe and comply with the Rules and Regulations and any reasonable and non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and/or cleanliness of the Premises and/or the Building. Landlord shall not be liable to Tenant for any violation of such rules and regulations by any other tenant or occupant of the Building.
ARTICLE XX — ESTOPPEL CERTIFICATES
     20.01 Tenant agrees at any time and from time to time upon not less than ten (10) days’ prior written notice from Landlord to execute, acknowledge and deliver to Landlord a statement in writing addressed and certifying to Landlord, to any current or prospective Mortgagee or any assignee thereof, to any prospective purchaser of the land, improvements or both comprising the Building, and to any other party designated by Landlord, that this Lease is unmodified and in full force and effect (of if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that Tenant has accepted possession of the Premises, which are acceptable in all respects, and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; that Tenant is in full occupancy of the Premises; that no rent has been paid more than thirty (30) days in advance; that the first month’s Base Rent has been paid; that Tenant is entitled to no free rent or other concessions except as stated in this Lease; that Tenant has not been notified of any previous assignment of Landlord’s or any predecessor landlord’s interest under this Lease; the dates to which Base Rent, additional rental and other charges have been paid; that Tenant, as of the date of such certificate, has no charge, lien or claim of setoff under this Lease or otherwise against Base Rent, additional rental or other charges due or to become due under this Lease; that Landlord is not in default in performance of any covenant, agreement or condition contained in this Lease; or any other matter relating to this Lease or the Premises or, if so, specifying each such default. If there is a Guaranty under this Lease, said Guarantor shall confirm the validity of the Guaranty by joining in the execution of the Estoppel Certificate or other documents so requested by Landlord or Mortgagee. In addition, in the event that such certificate is being given to any Mortgagee, such statement may contain any other provisions customarily required by such Mortgagee including, without limitation, an agreement on the part of Tenant to furnish to such Mortgagee, written notice of any Landlord default and a reasonable opportunity for such Mortgagee to cure such default prior to Tenant being able to terminate this Lease. Any such statement delivered pursuant to this Section may be relied upon by Landlord or any Mortgagee, or prospective purchaser to whom it is addressed and such statement, if required by its addressee, may so specifically state. If Tenant does not execute, acknowledge and deliver to Landlord the statement as and when required herein, Landlord is hereby granted an irrevocable power-of-attorney, coupled with an interest, to execute such statement on Tenant’s behalf, which statement shall be binding on Tenant to the same extent as if executed by Tenant.
ARTICLE XXI — ENTRY BY LANDLORD
     21.01 Landlord may enter the Premises at all reasonable times to: inspect the same; exhibit the same to prospective purchasers, Mortgagees or tenants; determine whether Tenant is complying with all of its obligations under this Lease; supply janitorial and other services to be provided by Landlord to Tenant under this Lease; post notices of non-responsibility; and make repairs or improvements in or to the Building or the Premises; provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Tenant hereby waives any claim for damages for any injury or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated by Tenant in writing in advance), and Landlord shall have the right to use any and all means by which Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, or otherwise, shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not act as a termination of Tenant’s duties under this Lease. If Landlord shall be required to obtain entry by means other than a key provided by Tenant, the cost of such entry shall by payable by Tenant to Landlord as additional rent.
ARTICLE XXII
LANDLORD’S LEASE UNDERTAKINGS-EXCULPATION FROM PERSONAL LIABILITY;
TRANSFER OF LANDLORD’S INTEREST
     22.01 Landlord’s Lease Undertakings. Notwithstanding anything to the contrary contained in this Lease or in any exhibits, Riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or us successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or otherwise arising out of Tenant’s use of the Premises or the Building (collectively, “Landlord’s Lease Undertakings”) shall extend only to Landlord’s interest in the real estate of which the Premises demised under the Lease Documents are a part (“Landlord’s Real Estate”) and not to any other assets of Landlord or its constituent partners; and (b) except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, its constituent partners, or Kennedy-Wilson Properties Ltd., or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives.
     22.02 Transfer of Landlord’s Interest. In the event of any transfer of Landlord’s interest in the Building, Landlord shall be automatically freed and relieved from all applicable liability with respect to performance of any covenant or obligation on the part of Landlord, provided any deposits or advance rents held by Landlord are turned over to the grantee and said grantee expressly assumes, subject to the limitations of this Section 22, all the terms, covenants and conditions of this Lease to be performed on the part of Landlord, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to all the provisions of this Section 22, be binding on Landlord, its successors and assigns, only during their respective periods of ownership.
ARTICLE XXIII — HOLDOVER TENANCY
     23.01 If Tenant holds possession of the Premises after the expiration or termination of the Lease Term, by lapse of time or otherwise, Tenant shall become a tenant at sufferance upon all of the terms contained herein, except as to Lease Term and Rent. During such holdover period, Tenant shall pay to Landlord a monthly rental equivalent to two hundred percent (200%) of the Rent Payable by Tenant to Landlord with respect to the last month of the Lease Term. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Without limiting the foregoing, Tenant hereby agrees to indemnify, defend and hold harmless Landlord, its beneficiary, and their respective agents, contractors and employees, from and against any and all claims, liabilities, actions, losses, damages (including without limitation, direct, indirect, incidental and consequential) and expenses (including, without limitation, court costs and reasonable attorneys’ fees) asserted against or sustained by any such party and arising from or by reason of such retention of possession, which obligations shall survive the expiration or termination of the Lease Term.
ARTICLE XXIV — NOTICES
     24.01 All notices which Landlord or Tenant may be required, or may desire, to serve on the other may be served, as an alternative to personal service, by mailing the same by registered or certified mail, postage prepaid, addressed to Landlord at the address for Landlord set forth in Section 1.12 above and to Tenant at the address for Tenant set forth in Section 1.13 above, or, from and after the Commencement Date, to Tenant at the Premises whether or not Tenant has departed from, abandoned or vacated the Premises, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing. Any notice shall be deemed to have been served at the time the same was posted.
ARTICLE XXV — BROKERS
     25.01 The parties recognize as the broker(s) who procured this Lease the firm(s) specified in Section 1.14 and agree that Landlord shall be solely responsible for the payment of any brokerage commissions to said broker(s), and that Tenant shall have no responsibility therefor unless written provision to the contrary has been made a part of this Lease. If Tenant has dealt with any other person or real estate broker in respect to leasing, subleasing or renting space in the Budding, Tenant shall be solely responsible for the payment of any fee due said manner of giving Tenant reasonable notice, the requirement of reasonable notice shall be met if such notice is given in the manner prescribed in this Lease at least five (5) days before the time of sale. Any public sale made pursuant to the provisions of this paragraph shall be deemed to have been a sale conducted in a commercially reasonable manner if held in the above-described Premises or where the property is located after the time, place and method of sale and a general description of the types of property to be sold have been advertised in a daily newspaper published in the county in which the property is located for five consecutive days before the date of the sale. The proceeds from any such disposition, less any and all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorneys’ fees and legal expenses), shall be applied as a credit against the indebtedness secured by the lien and security interest granted in this paragraph. Any surplus shall be paid to Tenant or as otherwise required by law; Tenant shall pay any deficiencies forthwith. This Lease is intended as and constitutes a security agreement within the meaning of the Uniform Commercial Code (or corresponding state statute or statutes) in force in the state in which the property is located. Landlord, in addition to the rights prescribed in this Lease, shall have all of the rights, titles, liens, security interests and remedies with respect to the property in which Landlord is granted a contractual lien and security interest hereunder as are available to a secured party under the Uniform Commercial Code (or such corresponding state or statutes). Tenant will on request, execute and deliver to Landlord a financing statement (or continuation statement) in form satisfactory to Landlord and sufficient to perfect the security interest of Landlord in the aforementioned property and proceeds thereof, or Landlord may file this Lease, or a carbon, photographic or other reproduction of this Lease, as a financing statement. Landlord agrees that it may subordinate its security interest and landlord’s lien to the security interest of Tenant’s supplier or institutional financial source, provided that the subordination must be limited to a specified transaction and specified items of the goods, wares, inventory, equipment, fixtures, furniture improvements or other personal property involved in the transaction. Landlord reserves all Landlord’s lien rights granted by applicable state and federal laws.
ARTICLE XXVIII — MISCELLANEOUS
     28.01 Entire Agreement. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.
     28.02 Amendments. This Lease shall not be amended, changed or modified in any way unless in writing executed by Landlord and Tenant. Landlord shall not have waived or released any of its rights hereunder unless in writing and executed by Landlord.
     28.03 Successors. Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind and benefit the successors and assigns of the parties hereto.
     28.04 Force Majeure. Landlord shall incur no liability to Tenant with respect to, and shall not be responsible for any failure to perform, any of Landlord’s obligations hereunder if such failure is caused by any reason beyond the control of Landlord including, but not limited to, strike, labor trouble, “governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services. The amount of time for Landlord to perform any of Landlord’s obligations shall be extended by the amount of time Landlord is delayed in performing such obligation by reason of any force majeure occurrence whether similar to or different from the foregoing types of occurrences.
     28.05 Survival of Obligations. Any obligations of Tenant accruing prior to the expiration of the Lease shall survive the expiration or earlier termination of the Lease, and Tenant shall promptly perform all such obligations whether or not this Lease has expired or been terminated.
     28.06 Light and Air. No diminution or shutting off of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.
     28.07 Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of Texas.
     28.08 Severability. In the event any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.
     28.09 Captions. All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease.
     28.10 Interpretation. Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.

     28.11 Independent Covenants. Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of the Lease.
     28.12 Number and Gender. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.
     28.13 Time is of the Essence. Time is of the essence of this Lease and the performance of all obligations hereunder.
     28.14 Joint and Several Liability. If Tenant comprises more than one person or entity, or if this Lease is guaranteed by any party, all such persons shall be jointly and severally liable for payment of rents and the performance of Tenant’s obligations hereunder. If Tenant comprises more than one person or entity and fewer than all of the persons or entities comprising Tenant abandon the Premises, Landlord, at its sole option, may treat the abandonment by such person or entities as an event of default and exercise with respect to such persons the rights and remedies provided in Article XV without affecting the right or obligations of the persons or entities comprising Tenant which have not abandoned the property.
     28.15 Exhibits. Exhibits A (Outline of Premises), B (Work Letter Agreement), C (Rules and Regulations), D (Guaranty) and E (Suite Acceptance Letter) are incorporated into this Lease by reference and made a part hereof.
     28.16 Offer to Lease. The submission of this Lease to Tenant or its broker or other agent, does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force and effect until (a) it is executed and delivered by Tenant to Landlord and (b) it is fully reviewed and executed by Landlord; provided, however, that, upon execution of this Lease by Tenant and delivery to Landlord, such execution and delivery by Tenant, shall, in consideration of the time and expense incurred by Landlord in reviewing the Lease and Tenant’s credit, constitute an offer by Tenant to lease the Premises upon the terms and conditions set forth herein (which offer to Lease shall be irrevocable for twenty (20) business days following the date of delivery).
     28.17 No Counterclaim; Choice of Laws. It is mutually agreed that in the event Landlord commences any summary proceeding for non-payment of Rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding. In addition, Tenant hereby submits to local jurisdiction in the State of Texas and agrees that any action by Tenant against Landlord shall be instituted in the State of Texas and that Landlord shall have personal jurisdiction over Tenant for any action brought by Landlord against Tenant in the State of Texas.
     28.18 Electrical Service to the Premises. Anything set forth in Section 7.01 or elsewhere in this Lease to the contrary notwithstanding, electricity to the Premises shall not be furnished by Landlord, but shall be furnished by the approved electric utility company serving the Building. Landlord shall permit Tenant to receive such service directly from such utility company at Tenant’s cost (except as otherwise provided herein) and shall permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such purposes.
     28.19 Rights Reserved by Landlord. Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (i) to change the name or street address of the Building; (ii) to install, affix and maintain all signs on the exterior and/or interior of the Building; (iii) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises and, notwithstanding the provisions of Article IX, the design, arrangement, style, color and general appearance of the portion of the Premises visible from the exterior, and contents thereof, including, without limitation, furniture, fixtures, signs, art work, wall coverings, carpet and decorations, and all changes, additions and removals thereto, shall, at all times have the appearance of premises having the same type of exposure and used for substantially the same purposes that are generally prevailing in comparable office buildings in the area. Any violation of this provision shall be deemed a material breach of this Lease; (iv) to change the arrangement of entrances, doors, corridors, elevators and/or stairs in the Building, provided no such change shall materially adversely affect access to the Premises; (v) to grant any party the exclusive right to conduct any business or render any service in the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted under this Lease; (vi) to prohibit the placement of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant’s employees; (vii) to prohibit the placement of video or other electronic games in the Premises; (viii) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises according to the rules of the United States Post Office and to discontinue any mail chute business in the Building; (ix) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such rules and regulations as Landlord prescribes for security purposes; (x) to install, operate and maintain security systems which monitor, by close circuit television or otherwise, all persons entering or leaving the Building; (xi) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building; and (xii) to retain at all times master keys or pass keys to the Premises.

     IN WITNESS WHEREOF, the parties hereto have executed this lease as of the date first above written.

LANDLORD:		TENANT:

KWI Ashford Westchase Buildings, L.P., a Delaware limited partnership		RigNet Inc.

By: KWI Ashford Westchase General Partner, L.L.C., a Delaware limited liability company, Its general partner		By:	/s/ Morten Haugan
		Name:	Morten Haugan
By:	Kennedy-Wilson Austin, Inc., Agent	Its:	Chief Administrative Officer

By:	/s/ E. Robert Shepard, Jr.

E. Robert Shepard, Jr.
Assistant Vice President
If Tenant is a limited liability company, this Lease must be executed by one or more of the authorized manager(s) as evidenced by a copy of the duly filed Articles of Organization (LLC-1), in which event a conformed copy of the filed Articles of Organization (LLC-1) must be attached to this Lease.
If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease. In addition, a certificate by the secretary of the corporation must be attached to this Lease stating that the signatories are authorized to sign on behalf of the corporation.
If Tenant is a partnership, this Lease must be executed by a general partner or another party authorized to sign on behalf of the partnership as evidenced by a fully executed copy of the Partnership Agreement or duly recorded Statement of Partnership (or in the case of a limited partnership, a copy of the duly filed LP-1 Certificate of Limited Partnership), in which event a copy of the Partnership Agreement or a conformed copy of the recorded Statement of Partnership (or LP-1, as the case may be) must be attached to this Lease. Additionally, if the general partner or another party authorized to sign on behalf of the partnership is other than a natural person, then the procedures for signatory authorization of that entity must also be reviewed in accordance with these instructions.

EXHIBIT A
LOCATION IN THE BUILDING — PREMISES

1

EXHIBIT A-1
LOCATION IN THE BUILDING — STORAGE SPACE

2

EXHIBIT B
WORK LETTER AGREEMENT
     THIS AGREEMENT made as of the 17 day of June, 2003, between KWI Ashford Westchase Buildings, L.P., a Texas Limited Partnership dba Ashford II (“Landlord”) and RigNet, Inc. (“Tenant”).
     Reference is made to the Lease or tenant expansion agreement dated June 17, 2003 (the “Lease”) for premises known as Suite 100 (the “Premises”), located in the property known as 1880 South Dairy Ashford, Houston, Texas (the “Property”)
     Landlord agrees to perform the following items of work (the “Work”) in the Premises (describe work and/or refer to any drawings or plans that have been prepared, if they are final):
Landlord, at its sole cost and expense, shall construct a demising partition to separate the Premises from the Right of First Refusal Space (as defined in Exhibit D attached), furnish and install approximately 20 linear feet of interior partition and 2 doors, paint all previously painted surfaces, clean existing carpet (if required), furnish and install Suite door plaque, and make all necessary reasonable modifications and additions to the electrical and HVAC systems to comfortably accommodate Tenant’s occupancy. The existing herculite entry door will remain.
                    If Landlord requires further choices by Tenant respecting the above Work (e.g., color choices respecting the above items), Tenant shall promptly choose the same from such choices, if any, that Landlord makes available to Tenant as “building standard.” If any such further choices are required, the parties agree that Tenant has heretofore been provided an opportunity to view the available choices and Tenant agrees to make such choices by N/A, 20______ . If Tenant fails to do so by such date, Landlord may make such choices for Tenant.
     Landlord will use reasonable efforts to complete the Work by the Commencement Date under the Lease or within 90 days thereafter, subject to further delays beyond Landlord’s reasonable control (as may be further described in the Lease), provided, notwithstanding anything to the contrary contained in the Lease, delays in the Work hereunder shall not postpone the commencement of Rent under any circumstances whether the delay is caused by Tenant or Tenant’s contractors, agents or employees, or the delay is otherwise beyond Landlord’s reasonable control (as may be further described in the Lease), or for any other reason whatsoever Tenant acknowledges that the Work may occur during normal business hours while Tenant is in occupancy of the Premises and that no interference to Tenant’s business operations in, or use of, the Premises shall entitle Tenant to any abatement of rent or any other concession, or give rise to any claim against, or liability of, Landlord.
     Notwithstanding anything to the contrary contained in this Work Letter, it is expressly understood and agreed by and between the parties hereto that: (a) The recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in this Work Letter (collectively, “Landlord’s Work Letter Undertakings”) shall extend only to Landlord’s interest in the real estate of which the Premises demised under the Lease are a part (hereinafter, “Landlord’s Real Estate”) and not to any other assets of Landlord or its constituent partners; and (b) except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Work Letter Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, its constituent partners or Kennedy-Wilson Properties Ltd., or against any of their respective directors, officers, shareholders, employees, agents, constituent partners, beneficiaries, trustees or representatives

LANDLORD:

KWI Ashford Westchase Buildings, L.P., a Delaware limited partnership

By: KWI Ashford Westchase General Partner L.L.C., a Delaware limited liability company, Its general partner

By:	Kennedy-Wilson Austin, Inc. its Agent

By:	/s/ E. Robert Shepard, Jr.

E. Robert Shepard, Jr.
Assistant Vice President

TENANT:

RigNet, Inc.

By:	/s/ Morten Haugan

Name:	Morten Haugan
Its:	CAO

EXHIBIT C
RULES AND REGULATIONS
     1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control or prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation or interests of Landlord and its tenants, provided that nothing herein contained shall be construed to prevent such access by persons with whom the tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities. No tenant and no employees of any tenant shall go upon the roof of the Building without the written consent of Landlord.
     2. No awnings or other projections shall be attached to the outside walls or surfaces of the Building nor shall the interior or exterior of any windows be coated without the prior written consent of Landlord. Except as otherwise specifically approved by Landlord, all electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and of a quality, type, design and bulb color approved by Landlord. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises.
     3. No sign, picture, plaque, advertisement, notice or other material shall be exhibited, painted, inscribed or affixed by any tenant on any part of, or so as to be seen from the outside of the Premises or the Building without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant violating this rule. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to Landlord.
     4. The toilets and wash basins and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damage resulting from any misuse of the fixtures shall be borne by tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.
     5. No tenant or its officers, agents, employees or invitees shall mark, paint, drill into, or in any way deface any part of the Premises or the Building. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted except with the prior written consent of Landlord and as Landlord may direct.
     6. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises and no cooking shall be done or permitted by any tenant on the Premises except that microwave cooking in a UL-approved microwave oven and the preparation of coffee, tea, hot chocolate and similar items for the tenant and its employees and business visitors shall be permitted. Tenant shall not cause or permit any unusual or objectionable odors to escape from the Premises.
     7. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes. No tenant shall engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.
     8. No tenant or its officers, agents, employees or invitees shall make, or permit to be made any unseemly or disturbing noises, sounds or vibrations or disturb or interfere with occupants of this or neighboring buildings or Premises or those having business with them whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way.
     9. No tenant or its officers, agents, employees or invitees shall throw anything out of doors, balconies or down the passageways.
     10. Tenant shall not maintain armed security in or about the Premises nor possess any weapons, explosives, combustibles or other hazardous devices in or about the Building and/or Premises.
     11. No tenant or its officers, agents, employees or invitees shall at any time use, bring or keep upon the Premises any flammable, combustible, explosive, foul or noxious fluid, chemical or substance, or do or permit anything to be done in the leased Premises, or bring or keep anything therein, which shall in any way increase the rate of fire insurance on the Building, or on the property kept therein, or obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with the regulations of the Fire Department or the fire laws, or with any insurance policy upon the Building, or any part hereof, or with any rules and ordinances established by the Board of Health or other governmental authority.
     12. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanism thereof. Each tenant must, upon the termination of this tenancy, restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

     13. All removals, or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord may determine form time to time. The moving to sates or other fixtures or bulky matter of any kind must be made upon previous notice to the manager of the Building and under his or her supervision, and the persons employed by any tenant for such work must be acceptable to Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all sates, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord reserves the right to prohibit or impose conditions upon the installation in the Premises of heavy objects which might overload the building floors. Landlord will not be responsible for loss of or damage to any safes, freight, bulky articles or other property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of the tenant.
     14. No tenant shall purchase or otherwise obtain for use in the Premises water, ice, towel, vending machine, janitorial, maintenance or other like services, or accept barbering or bootblacking services, except from persons authorized by Landlord, and at hours and under regulations fixed by Landlord.
     15. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as an office building and upon written notice from Landlord any tenant shall refrain from or discontinue such advertising. No tenant shall use any graphic image of the Building or any part of the Building for advertising or public relations without Landlord’s written permission.
     16. Landlord reserves the right to exclude from the Building between the hours of 10:00 p.m. and 7:00 a.m. and at all hours of Saturdays, Sundays and legal holidays all persons who do not present a pass signed by Landlord. Landlord shall furnish passes to persons for whom any tenant requests the same in writing. Each tenant shall be responsible for all persons for whom he requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same, by closing of the gates and doors or otherwise, for the safety of the tenants and others and the protection of the Building and the property therein.
     17. Any outside contractor employed by any tenant, shall, while in the Building, be subject to the prior written approval of Landlord and subject to the Rules and Regulations of the Building. Tenant shall be responsible for all acts of such persons and Landlord shall not be responsible for any loss or damage to property in the Premises, however occurring.
     18. All doors opening onto public corridors shall be kept closed, except when in use for ingress and egress, and left locked when not in use.
     19. The requirements of tenants will be attended to only upon application to the Office of the Building.
     20. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.
     21. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in setting approved by Landlord, to absorb or prevent any vibration, noise or annoyance.
     22. No air conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.
     23. There shall not be used in any space, or in the public halls of the Building either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.
     24. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord. All such work shall be effected pursuant to permits issued by all applicable governmental authorities having jurisdiction.
     25. No vendor with the intent of selling such goods shall be allowed to transport or carry beverages, food, food containers, etc., on any passenger elevators. The transportation of such items shall be via the service elevators in such manner as prescribed by Landlord.
     26. Tenants shall cooperate with Landlord in the conservation of energy used in or about the Building, including without limitation, cooperating with Landlord in obtaining maximum effectiveness of the cooling system by closing drapes or other window coverings when the sun’s rays fall directly on windows of the Premises, and closing windows and doors to prevent heat loss. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord’s heating, lighting, ventilating and air conditioning system and shall not place bottles, machines, parcels or any other articles on the induction unit enclosure so as to interfere with air flow. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves, and shall in general use heat, gas, electricity, air conditioning equipment and heating equipment in a manner compatible with sound energy conservation practices and standards.

     27. All parking ramps and areas, pedestrian walkways, plazas, and other public areas forming a part of the Building shall be under the sole and absolute control of Landlord with the exclusive right to regulate and control these areas. Tenant agrees to conform to the rules and regulations that may be established by Landlord for these areas from time to time.
     28. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.
     29. Tenant and its employees, agents, subtenants, contractors and invitees shall comply with all applicable “no-smoking” ordinances and, irrespective of such ordinances, shall not smoke or permit smoking of cigarettes, cigars or pipes inside or outside of Tenant’s Premises (including plaza areas) in any portions of the Building except areas specifically designated as smoking areas by Landlord.

EXHIBIT D
SPECIAL PROVISIONS
1. Right of First Refusal
Provided the Lease in full force and effect and no Event of Default shall have occurred, Tenant shall have the right of first refusal to lease approximately 1,432 RSF adjacent and contiguous to the Premises (“Right of First Refusal Space”) prior to Landlord leasing said Right of First Refusal Space, or any portion thereof, to any bona fide third party. At such time as Landlord engages into negotiations with a prospective tenant on all or any portion of the Right of First Refusal Space (“Offered Space”), Landlord shall notify Tenant in writing of such negotiations, and Tenant shall have the right to exercise its Right of first Refusal on the Offered Space upon the following conditions:
1.	If Landlord enters into negotiations with a prospective tenant to lease the Offered Space, Landlord shall notify Tenant of such fact and shall include in such notice the rent, term and other terms (including, but not limited to, finish out, moving allowances and design fees), at which Landlord is prepared to offer such Offered Space to such prospective tenant. Tenant shall have a period of three (3) days from the date of Tenant’s actual receipt of the notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Space. If Tenant fails to give any notice to Landlord within the required three (3) business day period, Tenant shall be deemed to have waived its right to lease the Offered Space.

2.	If Tenant so waives its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective tenant and upon the execution of such lease between Landlord and the prospective tenant this Right of First Refusal as to the Offered Space shall thereafter be null, void and of no further force or effect.

3.	If Landlord does not enter into a lease with such prospective tenant covering the Offered Space, Landlord shall not thereafter engage in other lease negotiations with respect to the Right of First Refusal Space without first complying with the provisions of this Option.

4.	Upon exercise by Tenant of its Right of First Refusal on the Offered Space as provided herein, Landlord and Tenant shall, within fifteen (15) days after Tenant delivers to Landlord notice of its election, enter into a lease amendment covering the Offered Space for the rent, for the term, and containing such other terms and conditions as Landlord notified Tenant pursuant to Paragraph 1 above, except that, if the term of such Right of First Refusal Space would extend beyond the Expiration Date of the original Lease, the term of the original Lease will be extended to the expiration date of the Right of First Refusal Space.

5.	Any assignment or subletting by Tenant shall terminate the Right of First Refusal of Tenant contained herein.

6.	The Right of First Refusal of Tenant contained herein shall be subject and subordinate to any rights of renewal, expansion or extension existing under any other tenant leases for the Building as of the date of the Lease.
Market Rental Rate will mean, for the date such determination is being made, the rate a willing tenant would pay and a willing landlord would accept, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. Specifically, factors include, but are not limited to, location and quality of the building, term or length of lease, and condition of the Premises.
2. Storage Area
Tenant will lease approximately 355 RSF on the first floor of the Building as Storage Space at a monthly rate of $300.00 per month.
3. Rooftop Antenna
Tenant, at its expense and without fee or additional rental to Landlord, shall have the right to install (including all necessary connections to equipment located in the Premises) one microwave, satellite or other antennae (the “Antennae”) on the roof of the Building for Tenant’s exclusive use in connection with Tenant’s business in the Premises. The location and size of the Antennae shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. Prior to installation of its Antennae, Tenant shall submit plans and specifications to Landlord for its review and approval. Notwithstanding anything in this Lease to the contrary regarding allocation of risk for damage to the Building, Tenant shall be responsible to Landlord for any damage to the roof of the Building caused by Tenant during the installation or operation of such Antennae. Tenant agrees it shall modify the Antennae as reasonably necessary in the event it disrupts any existing microwave, satellite or other antenna communication system. Tenant shall have the right to have a study conducted by its representative as to the suitability of the roof of the Building for installation of such Antennae, Landlord agrees to allow such representative(s) access to the Building and roof to perform such study. Tenant shall, at its sole cost and expense, relocate the Antennae if such relocation is necessary for Landlord to perform and maintenance or repairs with respect to the roof or if the Antennae is, in Landlord’s reasonable judgment, damaging the roof in its then current location.
3. Directory Board
Landlord shall allocate up to three (3) spaces on the Building directory board for name of Tenant and key employees.

EXHIBIT E
Suite Acceptance Agreement
Building Name/Address:

Tenant Name:

Tenant Code:	Suite Number:

Management’s Tenant Contact:	Phone:

Gentlemen:
As a representative of the above referenced tenant, I/we have physically inspected the suite noted above and its improvements with                                           , a representative of                                           (name of KWP Corporation). I/we accept the suite improvements as to compliance with all the requirements indicated in our lease, also including the following verified information below:

Lease Commencement Date: ,	Occupancy Date

Lease Rent Start Date*: ,	Actual Rent Start*:

Lease Expiration Date: , Actual Expiration Date:

Date Keys Delivered:
Items requiring attention:

*	If these dates are not the same, attach documentation.
NOTE: This inspection is to be made prior to tenant move-in.
Very truly yours,

By:

Its:

Date:

Distribution

Tenant
Tenant Lease File
Leasing Manager:

KWP Document Control:

Regional Construction Manager:

Regional Engineering Manager:

FIRST AMENDMENT TO LEASE AGREEMENT
          THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “First Amendment”) made and entered into this 9th day of September, 2003, by and between KWI Ashford Westchase Buildings, L.P., d/b/a Ashford Crossing II (hereinafter referred to as “Landlord”) and RIGNET, INC., (hereinafter referred as “Tenant”);
WITNESSETH:
WHEREAS, Landlord and Tenant entered into a Lease Agreement dated June 13, 2003, for certain premises located at 1880 South Dairy Ashford, Suite 505, Houston, TX, (hereinafter referred to as “Original Lease”),
WHEREAS, Landlord and Tenant desire to amend the Lease in certain respects to ratify and confirm all of the provisions of the Lease Agreement;
NOW THEREFORE, in consideration of the premises, the sum of TEN DOLLARS ($10.00) in hand paid by Tenant to Landlord, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Effective Date: Effective date of this First Amendment to Lease shall be October 1, 2003.
2.	Section 1.02 Premises: Is hereby amended to include Suite 520 comprised of 1,432 rentable square feet (“Expansion Space”) as shown on Exhibit “A” attached.

3.	Section 1.03 Rentable Area (“RSF”) of the Premises: Is hereby amended from 3,638 to 5,070 RSF (the “Premises”).

4.	Section 1.05 Commencement Date: The Commencement Date of the Expansion Space shall be the earlier of October 1, 2003 or immediately upon substantial completion of the improvements to be performed by Landlord in the Expansion Space.

5.	Section 1.06 Expiration Date: The Expiration Date of the Lease shall be simultaneous with the Lease on December 31, 2006.

6.	Section 1.07 Base Rent: Base Monthly Rent for the Expansion Space shall be as per the following schedule:

	Annual Rent
Period	Per RSF	Monthly Rent
October 1, 2003 through December 31, 2003	$ 0.00/SF	$0.00
January 1, 2004 through September 30, 2004	$14.50/SF	$1,730.33
October 1, 2004 through September 30, 2005	$15.00/SF	$1,790.00
October 1, 2005 through December 31, 2006	$15.50/SF	$1,849.67
Therefore, Tenant’s Combined Base Monthly Rent for the entire Premises effective on the Commencement Date of the Expansion Space will be as follows:

October 1, 2003 through December 31, 2003	$4,320.13
January 1, 2004 through July 31, 2004	$6,050.46
August 1, 2004 through September 30, 2004	$6,202.04
October 1, 2004 through July 31, 2005	$6,261.71
August 1, 2005 through September 30, 2005	$4,103.16
October 1, 2005 through October 30, 2006	$6,472.96
November 1, 2006 through December 31, 2006	$1,849.67
7.	Section 1.08 Tenant’s Percentage Share: Is hereby amended from 2.21% to 3.08% of Building area

8.	Section 1.09 Security Deposit: Simultaneous with the execution of this First Amendment to Lease, Tenant shall pay to Landlord the sum of $1,849.67 as additional Security Deposit for the Expansion Space making the total amount deposited with Landlord for Tenant’s faithful performance of the Lease the sum of $6,472.96.

FIRST AMENDMENT TO LEASE AGREEMENT
RIGNET, INC.

9.	Section 1.12 Expense Base Year: The Expense Base Year shall remain 2003 for the entire Premises.

10.	Section 1.17 Tenant’s Parking Stalls: Landlord shall provide 3.0 uncovered, unreserved parking spaces per each 1,000 RSF leased for the Expansion Space. Tenant will have the right to convert one (1) of the uncovered, unreserved parking spaces to one (1) additional covered, reserved parking space, which shall be located in the Garage making a total of four (4) covered, reserved parking spaces. Unreserved parking for the Building will continue on a first come, first served basis. There shall continue to be no charge for any parking during the Initial Lease Term. Parking for the initial premises shall remain as stated in the Lease.
11.	Exhibit B — Workletter Agreement: Landlord, at Landlord’s expense will make and complete in and to the Expansion Space improvements requested by Tenant. The total cost of construction, including Building Standard materials, fees, labor, supervision, architectural/mechanical/electrical drawings and all other necessary and incidental expenses, shall be borne by Landlord up to, but not exceeding, Five Thousand Twelve Dollars and no/100 ($5,012.00). In addition, Landlord shall contribute $4,296.00, i.e. $3.00 per RSF (“Additional Allowance”) toward the cost of additional permanent leasehold improvements completed by Landlord. The Additional Allowance may be used for installation of permanent leasehold improvements, space planning and construction documents. A 5% construction management fee payable to Landlord will be assessed for supervision and administration on all additional improvements. Notwithstanding the foregoing, Tenant may utilize up to $3.00 per RSF of any unused portion of the Additional Allowance for improvements to be performed by Tenant. Therefore, for each dollar of the Additional Allowance not utilized for additional improvements performed by Landlord by December 31, 2003, Landlord will pay Tenant in equal installments on the fourth (4th), thirteenth (13th) and twenty-fifth (25th) months of the Lease, the Additional Allowance not previously utilized for additional improvements.
12.	Except as provided herein, all other terms, conditions and covenants under said Original Lease shall remain in full force and effect and cannot be modified unless said modification is reduced to writing and signed by all parties. Should any inconsistency or conflict arise between the Original Lease and this First Amendment, this First Amendment shall take precedence as the governing document with respect to such conflict.
13.	First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respected transfer, successors and assigns.

14.	First Amendment shall be governed in all respects by the laws of the State of Texas
IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.
LANDLORD:
KWI Ashford Westchase Buildings, L.P.,
a Delaware limited partnership
By: KWI Ashford Westchase General Partner, L.L.C.,
a Delaware limited liability company, Its general partner
By: Kennedy Wilson Austin, Inc., its agent

By:	/s/ E. Robert Shepard, Jr.
E. Robert Shepard, Jr.,
Assistant Vice President

TENANT:
RIGNET, INC.

By:	/s/ Omar Kulbrandstad
Omar Kulbrandstad, COO

Date:	9/9/03

FIRST AMENDMENT TO LEASE AGREEMENT
RIGNET, INC.

EXHIBIT A — LOCATION IN THE BUILDING
EXPANSION SPACE
BETWEEN KWI ASHFORD WESTCHASE BUILDINGS, L.P.
AND RIGNET, INC., TENANT
ASHFORD CROSSING II

Expansion Space	1,432 RSF
Existing Space	3,638 RSF

Total Space	5,070 RSF

SECOND AMENDMENT TO LEASE
          This second amendment to Lease (“Amendment”), dated for reference purposes only October 3, 2005 is attached to and becomes a part of that Lease between KWI Ashford Westchase Buildings, L.P., a Delaware limited partnership ~~successor in interest to KWI Ashford Westchase Buildings, L.P., a Texas Limited Partnership~~, (hereinafter called “Landlord”) and Rignet, Inc., (hereinafter called “Tenant”).
W I T N E S S E T H
          WHEREAS, under that certain lease agreement (the “Lease”) dated June 17, 2003, Landlord leased to Tenant and Tenant leased from Landlord office space consisting of approximately 3,638 rentable square feet in the office building known as Ashford Crossing II located at 1880 South Dairy Ashford, Houston, Texas (“Leased Premises”) for a term of Forty-one (41) months ending December 31, 2006 and was amended by First Amendment to Lease dated September 19, 2003 wherein Tenant expanded by an additional 1,432 rentable square feet for a total of 5,070 rentable square feet; and,
          WHEREAS, Landlord and Tenant desire to amend said Lease as set forth herein; and,
          NOW, THEREFORE, IT IS MUTUALLY COVENANTED AND AGREED AS FOLLOWS:
(1)	TERM. The term of the Lease as specified in Article 1.06 therein shall hereby be Seventy-four (74) months, commencing November 1, 2005 and expiring December 31, 2011.
(2)	LEASED PREMISES. Effective November 1, or upon substantial completion of the Expansion Premises, whichever is later, the Leased Premises specified in Section 1.02 of the Lease as approximately 3,638 rentable square feet and as specified in First Amendment to Lease, Paragraph 2 as 5,070 rentable square feet and known as Suite 505 (“Existing Premises”) shall hereby increase approximately 2,363 rentable square feet, known as Suite 570 (“Expansion Premises”) for a total Leased Premises of approximately 7,433 rentable square feet (‘Premises’), as further described in Exhibit A-1, attached hereto.
(3)	BASE RENTAL. Effective November 1, 2005, the Base Rental specified in Section 1.07 of the Lease shall hereby be modified as follows:

11/01/05 through 02/28/06	$4,726.15 per month	7,433 RSF
03/01/06 through 12/31/06	$9,446.10 per month	7,433 RSF
01/01/07 through 12/31/07	$9,755.81 per month	7,433 RSF
01/01/08 through 12/31/08	$10,065.52 per month	7,433 RSF
01/01/09 through 12/31/09	$10,375.23 per month	7,433 RSF
01/01/10 through 12/31/10	$10,684.94 per month	7,433 RSF
01/01/11 through 12/31/11	$10,839.79 per month	7,433 RSF
(4)	OPERATING EXPENSE BASE. The Expense Stop specified in Section 1.12 of the Lease shall become the actual operating expenses for Calendar year 2006 (“Base Year 2006”) grossed up to reflect 95% occupancy. Adjustments for Controllable operating expenses, excluding insurance and utilities, shall be capped at 3% per year, compounded annually. Adjustments for Tax expenses shall be capped at 10% per year, compounded annually.

(5)	LEASEHOLD IMPROVEMENTS.

Landlord shall contribute up to $10.00 RSF (“Construction Allowance”) toward the cost of improvements to the Premises. Tenant may apply the balance of the Construction Allowance not utilized in improving the Premises toward the payment of one month’s Base Rental any time following October 31, 2010 to be used for re-painting the Premises upon 30 days advance written notice to Landlord.
Up to a 4% management fee will be assessed for supervision and administration on all tenant improvements, however, this fee shall not be charged to Tenant’s Construction Allowance.
(6)	PARKING. Tenant shall be entitled to a total of twenty-four (24) parking spaces of which (7) shall be covered/reserved at no charge. Five (5) of the covered/reserved parking spaces shall be located within the garage and two (2) of the covered/reserved spaces shall be carports. Tenant shall have the right to convert the carport spaces to garage spaces should the Building reach an occupancy level of 90%, subject to availability.
(7)	The first sentence of Section 14.01 of the Lease is hereby amended to read as follows:
“Without the prior written consent of Landlord (which consent shall not be unreasonably withheld, Tenant shall not, either voluntarily or by operation of law, assign, encumber, or otherwise transfer this Lease or any interest herein, or subject the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees (any such assignment, encumbrance, subletting, occupation or transfer is hereinafter referred to as a “Transfer”).”
(8)	EARLY TERMINATION. Tenant shall have the right to terminate this lease agreement with a penalty consisting of unamortized tenant improvements and commissions should Landlord not be able to provide at least 3,700 rentable square feet of expansion space within the Building.
(9)	CONFIDENTIALITY. Tenant shall not, at any time either during or subsequent to the negotiations of a Lease and/or Lease Amendment between Landlord and Tenant, disclose to any person or entity any of the contents of the negotiations between Landlord and Tenant, if a Lease and/or Lease Amendment is entered into between Landlord and Tenant, any terms of the Lease.
(10)	NO BROKERS. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment except Moody Rambin (on behalf of the Landlord) and Office Space Advisors, L.L.C. (on behalf of the Tenant), and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. Tenant agrees to indemnify and hold harmless Landlord from and against any liability or claim arising in respect to any other brokers or agents claiming a commission in connection with this Amendment through Tenant. Landlord agrees to pay Tenant’s broker a commission based on a separate agreement.

(11)	AUTHORITY. Tenant and each person signing this Amendment on behalf of Tenant represents to Landlord as follows: (i) Tenant is/a duly formed and validly existing corporation under the laws of the State of Delaware, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.

(12)	DEFINED TERMS. All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease.

(13)	RATIFICATION OF LEASE. Except as amended hereby, the Lease shall remain in full force and effecting accordance with the terms and is hereby ratified. In the event of a conflict between the Lease and this Amendment, this Amendment shall control.

(14)	NO REPRESENTATIONS. Landlord and Landlord’s agents have made no representations or promises, express or implied, in connection with this Amendment except as expressly set forth herein.

(15)	ENTIRE AGREEMENT. This Amendment together with Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written. Except as specifically herein amended, all other terms and conditions of the Lease shall remain in full force and effect.

LANDLORD:	TENANT:

KWI Ashford Westchase Buildings, L.P., a Delaware limited partnership	Rignet, Inc.

By: KWI Ashford Westchase General Partner, L.L.C., a Delaware limited liability company, Its general partner

By: Kennedy Wilson Austin, Inc., Its Agent	By: Josh Tabin

/s/ E. Robert Shepard, Jr. E. Robert Shepard, Jr. Vice President	/s/ Josh Tabin Josh Tabin

Date: 10/17/05	Date:

EXHIBIT A-1

PREMISES

THIRD AMENDMENT TO LEASE
          This third amendment to Lease (“Amendment”), dated for reference purposes only January 13, 2006 is attached to and becomes a part of that Lease between KWI Ashford Westchase Buildings, L.P., a Delaware limited partnership, (hereinafter called “Landlord”) and Rignet, Inc., (hereinafter called “Tenant”).
W I T N E S S E T H
          WHEREAS, under that certain lease agreement (the “Lease”) dated June 17, 2003, Landlord leased to Tenant and Tenant leased from Landlord office space consisting of approximately 3,638 rentable square feet in the office building known as Ashford Crossing II located at 1880 South Dairy Ashford, Houston, Texas (“Leased Premises”) for a term of Forty-one (41) months ending December 31, 2006 and was amended by First Amendment to Lease dated September 19, 2003 wherein Tenant expanded by an additional 1,432 rentable square feet for a total of 5,070 rentable square feet; and, was amended by Second Amendment to Lease dated October 3, 2005 wherein Tenant expanded by an additional 2,363 rentable square feet known as Suite 570.
          WHEREAS, Landlord and Tenant desire to amend said Lease as set forth herein; and,
          NOW, THEREFORE, IT IS MUTUALLY COVENANTED AND AGREED AS FOLLOWS:
(1)	TERM. The term of the Lease as specified in Article 1.06 therein shall hereby be Seventy-four (74) months, commencing April 1, 2006 and expiring May 31, 2012.
(2)	LEASED PREMISES. Effective April 1, 2006, or upon substantial completion of the Premises, whichever is later, the Premises specified in Section 1.02 of the Lease as approximately 3,638 rentable square feet and as specified in First Amendment to Lease, Paragraph 2 as 5,070 rentable square feet and as specified in Second Amendment to Lease, Paragraph 2 as 7,433 rentable square feet and known as Suite 505 (“Existing Premises”) shall be deleted and Tenant shall relocate the Premises to approximately 11,772 rentable square feet known as Suite 300, (“Premises”), as further described in Exhibit A-1, attached hereto.
(3)	BASE RENTAL. Effective April 1, 2006, the Base Rental specified in Section 1.07 of the Lease shall hereby be modified as follows:

04/01/06 through 07/31/06	$ 7,485.13 per month	11,772 RSF
08/01/06 through 05/31/07	$14,960.25 per month	11,772 RSF
06/01/07 through 05/31/08	$15,450.75 per month	11,772 RSF
06/01/08 through 05/31/09	$15,941.25 per month	11,772 RSF
06/01/09 through 05/31/10	$16,431.75 per month	11,772 RSF
06/01/10 through 05/31/11	$16,922.25 per month	11,772 RSF
06/01/11 through 05/31/12	$17,167.50 per month	11,772 RSF
(4)	OPERATING EXPENSE BASE. The Expense Stop specified in Section 1.12 of the Lease shall become the actual operating expenses for Calendar year 2006 (“Base Year 2006”) grossed up to reflect 100% occupancy. Adjustments for Controllable operating expenses, excluding insurance and utilities, shall be capped at 3% per year, compounded annually. Adjustments for Tax expenses shall be capped at 10% per year, compounded annually.

(5)	LEASEHOLD IMPROVEMENTS. The Premises shall remain in an “as is” condition, and Landlord shall not be required to perform any work therein. Landlord does not warrant or represent the condition of existing leasehold improvements.
Landlord agrees to provide an allowance of $10.00 per square foot for 7,433 net rentable area and $15.00 per square foot for 4,339 net rentable area for a total of $139,415.00 (“Construction Allowance”) to be used for improvements to the Premises, including architectural and engineering costs and construction management and permit fees. Landlord agrees to allow Tenant the option to have the construction bid by a contractor of Tenant’s choice and awarded to a contractor of Tenant’s choice as long as references are provided and minimum requirements are met. A construction management fee not to exceed $2,500.00 shall be charged to Tenant.
All costs associated with constructing the public corridor on level 3, including architectural and engineering costs and construction management and permit fees will be paid by Landlord and shall not be charged to Tenant’s allowance.
(6)	PARKING. Tenant shall be entitled to a total of thirty-five (35) parking spaces of which twelve (12) shall be covered/reserved at no charge. Eight (8) of the covered/reserved parking spaces shall be located within the garage and four (4) of the covered/reserved spaces shall be carports. Tenant shall have the right to convert the carport spaces to garage spaces should the Building reach an occupancy level of 90%, subject to availability.
(7)	EXPANSION. Landlord grants Tenant an ongoing Right of First Refusal and an Expansion Option on all space on the third floor that is unencumbered at the commencement of the lease. Should Landlord receive a bona fide offer to lease all or a portion of this space, Landlord shall deliver to Tenant a copy of the final offer and Tenant shall have seven (7) business days to respond to such offer. Should Tenant elect to lease said space, Tenant shall lease said space upon the terms contained in the offer. Should Tenant elect not to respond or refuse to lease such space, Landlord is free to lease said space to the company outlined in the offer. Should the Right of First Refusal offer be for a term of less than that which remains on Tenant’s lease, said term shall be extended to expire on Tenant’s expiration and the build out allowance shall be increased proportionately to equal an amount offered if the expiration would have coincided with Tenant’s expiration date. Should Landlord fail to consummate a transaction with said company based upon the terms contained in the Right of First Refusal, Tenant shall retain its Right of First Refusal. Additionally, should Tenant elect to lease additional space, such space shall be leased to Tenant based upon the then prevailing market rates, terms, conditions and concessions offered in similar office buildings in the Westchase West submarket area. Both parties agree to use best faith efforts to reach an agreement in a timely fashion.
(8)	RENEWAL. Tenant shall have an option to renew this lease for one (1) additional term not to exceed sixty (60) months with written notification to Landlord no earlier than twelve (12) nor later than six (6) months prior to lease expiration. Should Tenant desire to renew the lease such renewal rate shall be based upon the then prevailing rates, terms, conditions and concessions offered by other similar office buildings in the Westchase West submarket of Houston, Harris County, Texas. Both parties agree to use best faith efforts to reach an agreement in a timely fashion.
(9)	SIGNAGE. Tenant shall have the right at Tenant’s sole cost and expense to place its name either on the building monument sign located near the southeast corner of the Building or on the sign located directly in front of the Building at no cost for the term of the lease should space become available. This right shall be subordinate to existing rights of other tenants in the Building and Landlord reserves the right to approve the design and location of Tenant’s name on the sign.
(10)	CONFIDENTIALITY. Tenant shall not, at any time either during or subsequent to the negotiations of a Lease and/or Lease Amendment between Landlord and Tenant, disclose to any person or entity any of the contents of the negotiations between Landlord and Tenant, if a Lease and/or Lease Amendment is entered into between Landlord and Tenant, any terms of the Lease.
(11)	NO BROKERS. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment except Moody Rambin (on behalf of the Landlord) and Office Space Advisors, L.L.C. (on behalf of the Tenant), and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. Tenant agrees to indemnify and hold harmless Landlord from and against any liability or claim arising in respect to any other brokers or agents claiming a commission in connection with this Amendment through Tenant. Landlord agrees to pay Tenant’s broker a commission based on a separate agreement.
(12)	AUTHORITY. Tenant and each person signing this Amendment on behalf of Tenant represents to Landlord as follows: (I) Tenant is a duly formed and validly existing corporation under the laws of the State of Delaware, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.
(13)	DEFINED TERMS. All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease.
(14)	RATIFICATION OF LEASE. Except as amended hereby, the Lease shall remain in full force and effect in accordance with the terms and is hereby ratified. In the Event of a conflict between the Lease and this Amendment, this Amendment shall control.
(15)	NO REPRESENTATIONS. Landlord and Landlord’s agents have made no representations or promises, express or implied, in connection with this Amendment except as expressly set forth herein.
(16)	ENTIRE AGREEMENT. This Amendment together with the Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written. Except as specifically herein amended, all other terms and conditions of the Lease shall remain in full force and effect.

LANDLORD:	TENANT:

KWI Ashford Westchase Buildings, L.P., a Delaware limited partnership	Rignet, Inc.

By: KWI Ashford Westchase General
Partner, L.L.C., a Delaware limited liability
company, Its general partner

By: Kennedy Wilson Austin, Inc., Its Agent	By:

E. Robert Shepard, Jr.	Josh Tabin
Vice President

Date:	Date:

EXHIBIT A-1

PREMISES

FOURTH AMENDMENT TO LEASE
     This fourth amendment to Lease (“Amendment”), dated for reference purposes only March 7, 2006 is attached to and becomes a part of that Lease between KWI Ashford Westchase Buildings, L.P., a Delaware limited partnership, (hereinafter called “Landlord”) and Rignet, Inc., (hereinafter called “Tenant”).
WITNESSETH
     WHEREAS, under that certain lease agreement (the “Lease”) dated June 17, 2003, Landlord leased to Tenant and Tenant leased from Landlord office space consisting of approximately 3,638 rentable square feet in the office building known as Ashford Crossing II located at 1880 South Dairy Ashford, Houston, Texas (“Leased Premises”) for a term of Forty-one (41) months ending December 31, 2006 and was amended by First Amendment to Lease dated September 19, 2003 wherein Tenant expanded by an additional 1,432 rentable square feet for a total of 5,070 rentable square feet; and, was amended by Second Amendment to Lease dated October 3, 2005 wherein Tenant expanded by an additional 2,363 rentable square feet known as Suite 570; and, was amended by Third Amendment to Lease dated January 13, 2006 wherein Tenant relocated to Suite 300 and expanded by 4,339 rentable square feet for a total area of 11,772 net rentable square feet.
     WHEREAS, Landlord and Tenant desire to amend said Lease as set forth herein; and,
     NOW, THEREFORE, IT IS MUTUALLY COVENANTED AND AGREED AS FOLLOWS:
(1)	LEASED PREMISES. Effective April 1, 2006, or upon substantial completion of the Premises, whichever is later, the Premises specified in Section 1.02 of the Lease and Paragraph 2 of the Third Amendment to Lease, consisting of approximately 11,772 rentable square feet known as Suite 300, (“Premises”) shall be expanded by approximately 928 rentable square feet known as Suite 140 and 355 rentable square feet known as Suite 130 currently used as Tenant’s storage area, for a total of approximately 13,055 rentable square feet as shown on Exhibit A attached hereto.

(2)	BASE RENTAL. Effective April 1, 2006, the Base Rental specified in Section 1.07 of the Lease shall hereby be modified as follows:

04/01/06 through 07/31/06	$8,300.80 per month	13,055 RSF
08/01/06 through 05/31/07	$16,590.73 per month	13,055 RSF
06/01/07 through 05/31/08	$17,134.69 per month	13,055 RSF
06/01/08 through 05/31/09	$17,678.75 per month	13,055 RSF
06/01/09 through 05/31/10	$18,222.60 per month	13,055 RSF
06/01/10 through 05/31/11	$18,766.56 per month	13,055 RSF
06/01/11 through 05/31/12	$19,038.54 per month	13,055 RSF
(3)	LEASEHOLD IMPROVEMENTS. Suite 140, consisting of approximately 928 rentable square feet and Suite 130 consisting of approximately 355 rentable square feet, shall be tendered in an “as-is” condition. Landlord does not warrant or represent the condition of existing leasehold improvements

Notwithstanding the foregoing, Landlord shall bear all costs of remodeling Suite 140 in an amount not to exceed Four Thousand Six Hundred Forty and 00/100 Dollars ($4,640.00), i.e., $5.00 per rentable square foot. The costs of such remodeling shall include, without limitation, preparation of Plans and all working drawings, obtaining building permits, labor and materials used in such construction, and all other costs of such construction including a conditional use permit (if required) and occupancy permits.

(4)	PARKING. Tenant shall be entitled to three (3) additional unreserved/uncovered parking spaces and one (1) additional reserved carport parking space for a total of thirty-nine (39) parking spaces at no charge for the term of the Lease.

(5)	CONFIDENTIALITY. Tenant shall not, at any time either during or subsequent to the negotiations of a Lease and/or Lease Amendment between Landlord and Tenant, disclose to any person or entity any of the contents of the negotiations between Landlord and Tenant, if a Lease and/or Lease Amendment is entered into between Landlord and Tenant, any terms of the Lease.

(6)	NO BROKERS. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment except Moody Rambin (on behalf of the Landlord) and Office Space Advisors, L.L.C. (on behalf of the Tenant), and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. Tenant agrees to indemnify and hold harmless Landlord from and against any liability or claim arising in respect to any other brokers or agents claiming a commission in connection with this Amendment through Tenant. Landlord agrees to pay Tenant’s broker a commission based on a separate agreement.

(7)	AUTHORITY. Tenant and each person signing this Amendment on behalf of Tenant represents to Landlord as follows: (i) Tenant is a duly formed and validly existing corporation under the laws of the State of Delaware, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.

(8)	DEFINED TERMS. All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease.

(9)	RATIFICATION OF LEASE. Except as amended hereby, the Lease shall remain in full force and effect in accordance with the terms and is hereby ratified. In the Event of a conflict between the Lease and this Amendment, this Amendment shall control.

(10)	NO REPRESENTATIONS. Landlord and Landlord’s agents have made no representations or promises, express or implied, in connection with this Amendment except as expressly set forth herein.

(11)	ENTIRE AGREEMENT. This Amendment together with the Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written. Except as specifically herein amended, all other terms and conditions of the Lease shall remain in full force and effect.

LANDLORD:	TENANT:

KWI Ashford Westchase Buildings, L.P., a Delaware limited partnership	Rignet, Inc.

By: KWI Ashford Westchase General Partner, L.L.C., a Delaware limited liability company, Its general partner
By:

By: Kennedy Wilson Austin, Inc., Its Agent

/s/ E. Robert Shepard, Jr. E. Robert Shepard, Jr. Vice President	/s/ Josh Tabin Josh Tabin

Date: 3/23/06	Date: 3/9/2006

FIFTH AMENDMENT TO LEASE
     This fifth amendment to Lease (“Amendment”), dated for reference purposes only June 19, 2006 is attached to and becomes a part of that Lease between KWI Ashford Westchase Buildings, L.P. a Delaware limited partnership, hereafter called “Landlord”) and Rignet, Inc., (hereinafter called “Tenant”).
     WHEREAS, under that certain lease agreement (the “Lease”) dated June 17, 2003, Landlord leased to Tenant and Tenant leased from Landlord office space consisting of approximately 3,638 rentable square feet in the office building known as Ashford Crossing II located at 1880 South Dairy Ashford, Houston, Texas (“Leased Premises”) for a term of Forty-one (41) months ending December 31, 2006 and was amended by First Amendment to Lease dated September 9, 2003 wherein Tenant expanded by an additional 1,432 rentable square feet for a total of 5,070 rentable square feet; and, was amended by Second Amendment to Lease dated October 3, 2005 wherein Tenant expanded by an additional 2,363 rentable square feet known as Suite 570; and, was amended by Third Amendment to Lease dated January 13, 2006 wherein Tenant relocated to Suite 300 and expended by 4,339 rentable square feet for a total of 11,772 rentable square feet; and, was amended by Fourth Amendment to Lease dated March 7, 2006 wherein Tenant expanded by an additional 928 rentable square feet known as Suite 140 and 355 rentable square feet known as suite 130 for a total of approximately 13,055 rentable square feet.
     WHEREAS, Landlord and Tenant desire to amend said Lease as set forth herein; and,
(1)	Amortization of Additional Improvements: Landlord and Tenant desire to amortize the Additional Allowance in the amount of $22,154.00 into the Base Rent. Said amount shall be amortized as additional rent over the Lease Term at ten percent (10%) per annum. See attached Exhibit “A”, Summary of Amortization of Tenant Improvement Billback.

(2)	Rental Rate: Section 1.07 of the Lease shall be modified to reflect the following revised rent schedule:

July 1, 2006 – August 30, 2006	$8,711.23
September 1, 2006 – June 30, 2007	$17,001.15
July 1, 2007 – June 30, 2008	$17,545.11
July 1, 2008 – June 30, 2009	$18,089.07
July 1, 2009 – June 30, 2010	$18,633.03
July 1, 2010 – June 30, 2011	$19,176.98
July 1, 2011 – June 30, 2012	$19,448.96

(3)	Payments: simultaneous with the July 1, 2006 rental payment, Tenant will pay to Landlord the sum of $9,546.87 representing the remaining balance of the tenant improvement construction cost overage.
In consideration of the promises and mutual benefits that shall accrue to both, Landlord and Tenant do hereby agree that except as expressly provided for in this Amendment, all other terms, covenants and conditions of the Lease and modifications by addenda shall remain in full force and effect as originally set forth therein.

LANDLORD:	TENANT:

KWI Ashford Westchase Buildings. L.P., a Delaware limited partnership	Rignet, Inc.

By: KWI Ashford Westchase General Partner, L.L.C., a Delaware limited liability Company, Its general partner	By:

By: Kennedy Wilson Austin, Inc., Its Agent

/s/ Stephen A. Pyhrr Stephen A. Pyhrr Vice President	/s/ Josh Tabin Josh Tabin CFO

Date: 8/14/06	Date: 7/10/2006

RigNet, Inc. Ashford Crossing II Houston, Tx	EXHIBIT “A”

Summary of Amortization of TI Billback

Total TI Billback outstanding from tenant for additional TI work performed =	$22,154
Monthly pymt when amortized at 10% interest over 72 month lease term =	$410.42

	$ / SF	Total	+ TI Billback	Total Due	Revised $ / SF
Jul-06	$7.63	$8,300.80	$410.42	$8,711.23	$8.01
Aug-06	$7.63	$8,300.80	$410.42	$8,711.23	$8.01
Sep-06	$15.25	$16,590.73	$410.42	$17,001.15	$15.63
Oct-06	$15.25	$16,590.73	$410.42	$17,001.15	$15.63
Nov-06	$15.25	$16,590.73	$410.42	$17,001.15	$15.63
Dec-06	$15.25	$16,590.73	$410.42	$17,001.15	$15.63
Jan-07	$15.25	$16,590.73	$410.42	$17,001.15	$15.63
Feb-07	$15.25	$16,590.73	$410.42	$17,001.15	$15.63
Mar-07	$15.25	$16,590.73	$410.42	$17,001.15	$15.63
Apr-07	$15.25	$16,590.73	$410.42	$17,001.15	$15.63
May-07	$15.25	$16,590.73	$410.42	$17,001.15	$15.63
Jun-07	$15.25	$16,590.73	$410.42	$17,001.15	$15.63
Jul-07	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Aug-07	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Sep-07	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Oct-07	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Nov-07	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Dec-07	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Jan-08	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Feb-08	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Mar-08	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Apr-08	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
:May-08	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Jun-08	$15.75	$17,134.69	$410.42	$17,545.11	$16.13
Jul-08	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Aug-08	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Sep-08	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Oct-08	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Nov-08	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Dec-08	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Jan-09	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Feb-09	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Mar-09	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Apr-09	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
May-09	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Jun-09	$16.25	$17,678.65	$410.42	$18,089.07	$16.63
Jul-09	$16.75	$18,222.60	$410.42	$18,633.03	$17.13

RigNet, Inc.
Ashford Crossing II
Houston, Tx

Summary of Amortization of TI Billback

Total TI Billback outstanding from tenant for additional TI work performed =	$22,154
Monthly pymt when amortized at 10% interest over 72 month lease term =	$410.42

	$ / SF	Total	+ TI Billback	Total Due	Revised $ / SF
Aug-09	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
Sep-09	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
Oct-09	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
Nov-09	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
Dec-09	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
Jan-10	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
Feb-10	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
Mar-10	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
Apr-10	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
May-10	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
Jun-10	$16.75	$18,222.60	$410.42	$18,633.03	$17.13
Jul-10	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Aug-10	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Sep-10	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Oct-10	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Nov-10	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Dec-10	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Jan-11	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Feb-11	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Mar-11	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Apr-11	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
May-11	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Jun-11	$17.25	$18,766.56	$410.42	$19,176.98	$17.63
Jul-11	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
Aug-11	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
Sep-11	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
Oct-11	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
Nov-11	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
Dec-11	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
Jan-12	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
Feb-12	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
Mar-12	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
Apr-12	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
May-12	$17.50	$19,038.54	$410.42	$19,448.96	$17.88
Jun-12	$17.50	$19,038.54	$410.42	$19,448.96	$17.88

Totals		$1,272,601.40	$29,550.34	$1,302,151.74

SIXTH AMENDMENT TO LEASE
     This sixth amendment to Lease (“Amendment”), dated for reference purposes only November 5, 2009 is attached to and becomes a part of that Lease between KWI Ashford Westchase Buildings, L.P., a Delaware limited partnership, (hereinafter called “Landlord”) and Rignet, Inc., (hereinafter called “Tenant”).
WITNESSETH
     WHEREAS, under that certain lease agreement (the “Lease”) dated June 17, 2003, Landlord leased to Tenant and Tenant leased from Landlord office space consisting of approximately 3,638 rentable square feet in the office building known as Ashford Crossing II located at 1880 South Dairy Ashford, Houston, Texas (“Leased Premises”) for a term of Forty-one (41) months ending December 31, 2006 and was amended by First Amendment to Lease dated September 19, 2003 wherein Tenant expanded by an additional 1,432 rentable square feet for a total of 5,070 rentable square feet; and, was amended by Second Amendment to Lease dated October 3, 2005 wherein Tenant expanded by an additional 2,363 rentable square feet known as Suite 570; and, was amended by Third Amendment to Lease dated January 13, 2006 wherein Tenant relocated to Suite 300 and expanded by 4,339 rentable square feet; and, was amended by Fourth Amendment to Lease dated March 7, 2006 wherein Tenant expanded by an additional 928 rentable square feet known as Suite 140 and 355 rentable square feet for a total of 13,055 rentable square feet, and, was amended by Fifth Amendment to Lease dated June 19, 2006 wherein Tenant amortized additional improvements into the Base Rent..
     WHEREAS, Landlord and Tenant desire to amend said Lease as set forth herein; and,
     NOW, THEREFORE, IT IS MUTUALLY COVENANTED AND AGREED AS FOLLOWS:
(1)	TERM. The term of the Lease as specified in Article 1.06 therein shall hereby be Sixty-seven (67) months, commencing December 1, 2009 and expiring June 30, 2015.

(2)	LEASED PREMISES. Effective December 1, 2009, or upon substantial completion of the Premises, whichever is later, the Premises specified in Section 1.02 of the Lease and Paragraph 1 of the Fourth Amendment to Lease, consisting of approximately 13,055 rentable square feet known as Suite 300, (“Existing Office Space”) shall be expanded by approximately 2,151 rentable square feet, (“Sixth Amendment Expansion Area”) for a total of approximately 15,206 rentable square feet (“Combined Lease Premises”), as shown on Exhibit A attached hereto.

(3)	BASE RENTAL. Effective December 1, 2009, the Base Rental for the Sixth Amendment Expansion area shall be as follows:

12/01/09 through 01/31/10	$1,523.63 per month	2,151 RSF
02/01/10 through 11/30/10	$3,047.25 per month	2,151 RSF
12/01/10 through 12/31/10	$1,568.44 per month	2,151 RSF
01/01/11 through 11/30/11	$3,136.88 per month	2,151 RSF
12/01/11 through 12/31/11	$1,613.25 per month	2,151 RSF
01/01/12 through 11/30/12	$3,226.50 per month	2,151 RSF
12/01/12 through 12/31/12	$1,658.07 per month	2,151 RSF
01/01/13 through 11/30/13	$3,316.13 per month	2,151 RSF
12/01/13 through 01/31/14	$1,702.88 per month	2,151 RSF

02/01/14 through 06/30/15	$3,405.75 per month	2,151 RSF
Base Rental for the Existing Office Space (13,055 RSF) shall be:

12/01/09 through 06/30/10	$18,633.03 per month	13,055 RSF
07/01/10 through 06/30/11	$19,176.98 per month	13,055 RSF
07/01/11 through 06/30/12	$19,448.96 per month	13,055 RSF
07/01/12 through 11/30/12	$19,582.50 per month	13,055 RSF
12/01/12 through 12/31/12	$10,063.23 per month	13,055 RSF
01/01/13 through 11/30/13	$20,126.46 per month	13,055 RSF
12/01/13 through 01/31/14	$10,335.21 per month	13,055 RSF
02/01/14 through 06/30/15	$20,670.42 per month	13,055 RSF
(4)	OPERATING EXPENSE BASE. The treatment of operating expenses will be as described in the existing Lease Agreement and subsequent amendments.

(5)	LEASEHOLD IMPROVEMENTS. The Sixth Amendment Expansion Area consisting of approximately 2,151 rentable square feet shall be tendered in an “as-is” condition. Landlord does not warrant or represent the condition of existing leasehold improvements.

Notwithstanding the foregoing, Landlord agrees to create an opening in the demising wall, reconfigure the two offices in south end of the space and to close in the area on the north end of the space with a wall and a door in the Sixth Amendment Expansion Area. In addition, Landlord will provide Tenant with an allowance of Seventy-Six Thousand Thirty and 00/100 Dollars (76,030.00), i.e., $5.00 per rentable square foot for improvements to the Premises. The costs of such remodeling shall include, without limitation, preparation of Plans and all working drawings, obtaining building permits, labor and materials used in such construction, a construction management fee of 2%, and all other costs of such construction including a conditional use permit (if required) and occupancy permits. Tenant will have the right to use the allowance at any time during the Term provided Tenant has waived its right to terminate as described herein.

(6)	PARKING. Tenant shall be entitled to four (4) additional unreserved/uncovered parking spaces for a total of thirty (30) and three (3) additional reserved garage parking spaces for a total of sixteen (16) covered/reserved parking spaces at no charge for the term of the Lease.

(7)	EXPANSION. Landlord grants Tenant an ongoing Right of First Refusal and an Expansion Option on all space on the third floor that is unencumbered at the commencement of the lease. Should Landlord receive a bona fide offer to lease all or a portion of this space, Landlord shall deliver to Tenant a copy of the final offer and Tenant shall have seven (7) business days to respond to such offer. Should Tenant elect to lease said space, Tenant shall lease said space upon the terms contained in the offer. Should Tenant elect not to respond or refuse to lease such space, Landlord is free to lease said space to the company outlined in the offer. Should the Right of First Refusal offer be for a term of less than that which remains on Tenant’s lease, said term shall be extended to expire on Tenant’s expiration and the build out allowance shall be increased proportionately to equal an amount offered if the expiration would have coincided with Tenant’s expiration date. Should Landlord fail to consummate a transaction with said company based upon the terms contained in the Right of First Refusal,

Tenant shall retain its Right of First Refusal. Additionally, should Tenant elect to lease additional space, such space shall be leased to Tenant based upon the then prevailing market rates, terms, conditions and concessions offered in similar office buildings in the Westchase West submarket area. Both parties agree to use best faith efforts to reach an agreement in a timely fashion.

(8)	RENEWAL. Tenant shall have an option to renew this lease for one (1) additional term not to exceed sixty (60) months with written notification to Landlord no earlier than twelve (12) nor later than six (6) months prior to lease expiration. Should Tenant desire to renew the lease such renewal rate shall be based upon the then prevailing rates, terms, conditions and concessions offered by other similar office buildings in the Westchase West submarket of Houston, Harris County, Texas. Both parties agree to use best faith efforts to reach an agreement in a timely fashion.
(9)	TERMINATION OPTION. Tenant shall have a one-time option to terminate the Lease with a penalty consisting of unamortized tenant improvement and leasing commissions after the forty-second (42nd) month from the commencement date of this Sixth Amendment (“Termination Date”).. Tenant will have the right to terminate the Lease with respect to the entire Premises (“Termination Option”) upon not less than six (6) months prior written notice to Landlord. If Tenant does not exercise its option to terminate upon the Termination Date, then Tenant will have waived its right to terminate and the Lease will remain in full force and effect.

Payment of the penalty shall be due and payable simultaneously with Tenant’s written notice of intent to terminate or Tenant’s termination rights shall be null and void.

(10)	CONFIDENTIALITY. Tenant shall not, at any time either during or subsequent to the negotiations of a Lease and/or Lease Amendment between Landlord and Tenant, disclose to any person or entity any of the contents of the negotiations between Landlord and Tenant, if a Lease and/or Lease Amendment is entered into between Landlord and Tenant, any terms of the Lease.

(11)	NO BROKERS. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment except Moody Rambin (on behalf of the Landlord) and Mohr Partners (on behalf of the Tenant), and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. Tenant agrees to indemnify and hold harmless Landlord from and against any liability or claim arising in respect to any other brokers or agents claiming a commission in connection with this Amendment through Tenant. Landlord agrees to pay Tenant’s broker a commission based on a separate agreement.

(12)	AUTHORITY. Tenant and each person signing this Amendment on behalf of Tenant represents to Landlord as follows: (i) Tenant is a duly formed and validly existing corporation under the laws of the State of Delaware, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.

(13)	DEFINED TERMS. All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease.

(14)	RATIFICATION OF LEASE. Except as amended hereby, the Lease shall remain in full force and effect in accordance with the terms and is hereby ratified. In the Event of a conflict between the Lease and this Amendment, this Amendment shall control.

(15)	NO REPRESENTATIONS. Landlord and Landlord’s agents have made no representations or promises, express or implied, in connection with this Amendment except as expressly set forth herein.

(16)	ENTIRE AGREEMENT. This Amendment together with the Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written. Except as specifically herein amended, all other terms and conditions of the Lease shall remain in full force and effect.

LANDLORD:	TENANT:

KWI Ashford Westchase Buildings, L.P., a Delaware limited partnership	Rignet, Inc.

By: KWI Ashford Westchase General Partner, L.L.C., a Delaware limited liability company, Its general partner
By: /s/ Marty Jimmerson
By: Kennedy Wilson Austin, Inc., Its Agent

/s/ Stephen A. Pyhrr Stephen A. Pyhrr Vice President
Date: 11/19/09	Date:

EXHIBIT A
Sixth Amendment Expansion — 2125 NRA

ELECTRICAL 2
MECHANICAL 2
STAIR 2
VACANT
SUITE 335
2,151 NRA

SPEC SUITE 335

1880 DAIRY ASHFORD
LEVEL 03, SUITE #335

SD-1B